UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )
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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to §240.14a-12

NU SKIN ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF NU SKIN ENTERPRISES, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Nu Skin Enterprises, Inc., a Delaware corporation, will be held at 11:00 a.m., Mountain Daylight Time, on June 2, 2022. At the Annual Meeting, you will be asked to consider and vote on the following matters, which are more fully described in the proxy statement:

1.	To elect the nine directors named in the attached proxy statement;

2.	To hold an advisory vote to approve our executive compensation;

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022; and

4.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on April 5, 2022, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Attending and Voting at the Annual Meeting

Due to continuing concerns with the COVID-19 pandemic, the Annual Meeting will be held virtually, with attendance via live audio webcast. You will not be able to attend the Annual Meeting in person.

To attend the virtual Annual Meeting, you must pre-register by visiting register.proxypush.com/NUS and following the registration instructions on that website before the meeting begins. You will need to enter the control number that is provided on your proxy card or Notice of Internet Availability of Proxy Materials to be able to pre-register.

Upon pre-registering, and again approximately one hour before the Annual Meeting begins, you will receive an email (the “meeting access emails”) with a unique website link that will allow you to access and participate in the meeting, including listening to the full webcast, submitting questions during the meeting, voting and viewing a list of stockholders entitled to vote at the meeting. To view the list of stockholders during the meeting, you will need to enter a unique “list access number” that will be provided to you in the meeting access emails. You will also have the opportunity to submit questions during the pre-registration process. We plan to respond to all appropriate questions during the webcast.

Entrance to the Annual Meeting will open 15 minutes before the designated start time. We recommend that you access the meeting website prior to the designated start time to ensure that you are logged in when the meeting begins. Technical support will be available before and during the virtual Annual Meeting; if you encounter any technical difficulties accessing or participating in the meeting, please call the technical support number that will be provided with the meeting access emails and on the meeting portal itself. The pre-registration website will also include an email address for technical support. In addition, the meeting portal, meeting access emails and pre-registration website also include FAQs that address some common technical issues.

You are cordially invited to attend the virtual Annual Meeting. However, to ensure your representation at the Annual Meeting, please mark, sign, date and return the accompanying proxy card as promptly as possible in the enclosed postage-paid envelope, or use the internet or telephone methods that are described on the proxy card. If you attend the virtual Annual Meeting, you may, if you wish, withdraw your proxy and vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 2, 2022: The proxy statement and annual report to stockholders are available at www.proxydocs.com/NUS.

By Order of the Board of Directors,

STEVEN J. LUND
Chairman of the Board
Provo, Utah
April 12, 2022

PROXY SUMMARY

The following summary provides quick information for purposes of Nu Skin’s 2022 Annual Meeting. It does not contain all of the information provided elsewhere in the proxy statement; therefore, you should read the entire proxy statement carefully before voting. This proxy statement and form of proxy are first being sent or made available to our stockholders on or about April 21, 2022.

ANNUAL MEETING INFORMATION

Date:	June 2, 2022
Time:	11:00 a.m., Mountain Daylight Time
Access:
Due to continuing concerns with the COVID-19 pandemic, the Annual Meeting will be held virtually, with attendance via live audio webcast. You will not be able to attend the Annual Meeting in person. Details for accessing the meeting are provided in this proxy statement.

Record date:	April 5, 2022

PROPOSALS

Proposal		Board Recommendation	More Information
1.	Election of the nine directors named in this proxy statement	For each director nominee	Page 3
2.	Approval of our executive compensation*	For	Page 49
3.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022*	For	Page 51

* Advisory vote

CORPORATE GOVERNANCE AND COMPENSATION HIGHLIGHTS

See pages 8 and 22, respectively.

DIRECTOR NOMINEES

Skills and Experience
Other public company board/exec. experience	•	•	•				•	•	•
Corporate finance/transactions		•	•				•	•	•
International experience/global operations		•	•	•	•		•	•	•
Government relations			•
Regulatory			•	•
Risk management		•	•				•		•
Sales/marketing	•			•	•	•	•
Online or digital marketing	•				•	•
Strategic planning	•	•		•	•	•	•		•
Current Nu Skin Committee Service
Audit Committee		•	•				•		•
Compensation and Human Capital Committee	•	•				•	•
Nominating and Corp. Governance Committee	•		•			•		•	•
Other Characteristics
Independence	•	•	•			•	•	•	•
Gender diversity	•					•			•
Racial/ethnic diversity	•							•
Age	61	67	70	68	48	64	77	42	70
Tenure (years)	1	25	23	26	1	3	14	6	7

BOARD COMPOSITION

Average Tenure	12 years

Average Age	63

Independence

Committee Independence

Diversity

	Gender Diversity	Racial/Ethnic Diversity

PROXY STATEMENT

SOLICITATION OF PROXIES

The accompanying proxy is solicited on behalf of the Board of Directors of Nu Skin Enterprises, Inc. (“Nu Skin,” “we,” “us,” or “the company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) on June 2, 2022, at 11:00 a.m., Mountain Daylight Time, and at any adjournment or postponement thereof. Due to the COVID-19 pandemic, the Annual Meeting will be held virtually, with attendance via live audio webcast. You will not be able to attend the Annual Meeting in person.

At the Annual Meeting, you will be asked to consider and vote on the following matters, which are more fully described in this proxy statement:

1.	To elect the nine directors named in this proxy statement;

2.	To hold an advisory vote to approve our executive compensation;

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022; and

4.	To transact such other business as may properly come before the Annual Meeting.

This proxy statement and form of proxy are first being sent or given to our stockholders on or about April 21, 2022. We will bear the cost of solicitation of proxies. Expenses include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of our voting stock. Our regular employees may further solicit proxies by telephone, by mail, in person or by electronic communication and will not receive additional compensation for such solicitation.

VOTING PROVISIONS

Record Date; Shares Outstanding. Only stockholders of record at the close of business on April 5, 2022 are entitled to vote at the Annual Meeting. As of this record date, 50,130,677 shares of our Class A Common Stock were issued and outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote on each matter submitted to a vote of the stockholders at the Annual Meeting.

How Proxies Will Be Voted. All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as directed by the stockholder. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. In the absence of specific instructions, proxies will be voted in accordance with the Board of Directors’ recommendations “FOR” the election of each director nominee and “FOR” Proposals 2 and 3. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, proxies will be voted for such other person or persons as may be designated by the Board of Directors. If any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.

Revocability of Proxy. Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to our Corporate Secretary, by executing a later-dated proxy and delivering it to our Corporate Secretary, or by voting at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). If you hold shares through a broker, bank or other nominee, you must follow the instructions of your broker, bank or other nominee to change or revoke your voting instructions.

Attending and Voting at the Annual Meeting. To attend the virtual Annual Meeting, you must pre-register by visiting register.proxypush.com/NUS and following the registration instructions on that website before the meeting begins. You will need to enter the control number that is provided on your proxy card or Notice of Internet Availability of Proxy Materials to be able to pre-register.

Upon pre-registering, and again approximately one hour before the Annual Meeting begins, you will receive an email (the “meeting access emails”) with a unique website link that will allow you to access and participate in the meeting, including listening to the full webcast, submitting questions during the meeting, voting and viewing a list of stockholders entitled to vote at the meeting. To view the list of stockholders during the meeting, you will need to enter a unique “list access number” that will be provided to you in the meeting access emails. You will also have the opportunity to submit questions during the pre-registration process. We plan to respond to all appropriate questions during the webcast.

Entrance to the Annual Meeting will open 15 minutes before the designated start time. We recommend that you access the meeting website prior to the designated start time to ensure that you are logged in when the meeting begins. Technical support will be available before and during the virtual Annual Meeting; if you encounter any technical difficulties accessing or participating in the meeting, please call the technical support number that will be provided with the meeting access emails and on the meeting portal itself. The pre-registration website will also include an email address for technical support. In addition, the meeting portal, meeting access emails and pre-registration website also include FAQs that address some common technical issues

Please note that recording the Annual Meeting will not be permitted.

Quorum. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Class A Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxy that reflect abstentions or “broker non-votes” (which are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not permitted to vote on a particular proposal without instructions from the beneficial owner and instructions are not given) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, broker non-votes will not be voted on proposals on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange (the “NYSE”), including Proposals 1 and 2.

Voting Standards and Effects. Pursuant to our Bylaws, for a director nominee to be elected or for a proposal to be approved, such director nominee or proposal must receive more “for” votes than “against” votes. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the determination of any of the proposals. Additional provisions applying to the matters to be acted upon at the Annual Meeting are as follows:

−
Proposal 1. If an incumbent director does not receive the required majority, the director shall resign pursuant to an irrevocable resignation that was required to be tendered prior to his or her nomination and effective upon (i) such person failing to receive the required majority vote and (ii) the Board’s acceptance of such resignation. Within 90 days after the date of the certification of the election results, the Board will determine whether to accept or reject the resignation or whether other action should be taken, and the Board will publicly disclose its decision.

−	Proposals 2 and 3. Proposals 2 and 3 are stockholder advisory votes and will not be binding on the Board of Directors.

PROPOSAL 1:
ELECTION OF DIRECTORS

Directors are elected at each annual meeting of stockholders and hold office until their successors are duly elected and qualified at the next annual meeting of stockholders or until their earlier death, resignation or removal. Our Bylaws provide that the Board of Directors will consist of a minimum of three and a maximum of fifteen directors, with the number being designated by the Board. The current number of authorized directors is nine.

Set forth below are the name, age as of April 1, 2022, business experience and other qualifications of each of our nine director nominees, listed in alphabetical order. Each nominee is a current director and was elected at our 2021 annual meeting of stockholders. We are not aware of any family relationships among any of our directors, director nominees or executive officers. The committee membership in the director nominee information below represents committee membership as of the date of this proxy statement. For a description of committee membership during the year ended December 31, 2021 and subsequent membership changes, see “Board Committees.”

Emma S. Battle

Director since 2021	Compensation and Human Capital Committee

Nominating and Corporate Governance Committee

Emma S. Battle, 61, has served as the President and Chief Executive Officer of Market Vigor, LLC, a business services company focused on strategic consulting and digital and online marketing, since she founded the company in 2003. From 2015 to 2017, Ms. Battle was Vice President of Client Success at Windsor Circle, an e-commerce marketing company. Previously, she served in executive and senior marketing and sales roles at Three Ships Media, Red Hat, Art.com, 1 Sync and Sara Lee Branded Apparel (now known as Hanesbrands Inc.). Ms. Battle has served on the board of directors of Unifi, Inc., a global textile solutions provider listed on the NYSE, since January 2021 and of Bassett Furniture Industries, Inc., a manufacturer and marketer of home furnishings listed on the Nasdaq Global Select Market, since October 2020. From 2019 to 2020, she was on the board of directors of Primo Water Corporation, a provider of drinking water products that was listed on the Nasdaq Global Market until the company was acquired in 2020. Ms. Battle pursues continuing education through online classes and membership in professional organizations like Brentwood Advisory Group, and supports and collaborates with current and aspiring board directors through UNC’s Director Diversity Initiative, Onboard NC, Santa Clara University’s Black Corporate Board Readiness program and the Take Your Seat initiative. Ms. Battle also devotes time to charitable and civic causes; since 2017 she has served as the President and Chief Executive Officer of Higher Ed Works, a charitable organization that supports public higher education in North Carolina, and she also serves on the boards of FPG Child Development Institute and Elon University’s School of Business. She received a B.A. degree from Duke University and a M.B.A. degree from Harvard Business School.

Ms. Battle is a successful businessperson with an extensive background in digital and online marketing, marketing analytics, and business and marketing strategy, which is valuable to the Board as we continue to build our digital business. She also brings to the Board her perspective from working with other large corporations and on other public company boards. In addition, Ms. Battle’s experience managing and consulting with smaller, entrepreneurial businesses provides a valuable perspective in managing our business in a manner that is effective for our independent sales force. The Board also values Ms. Battle’s commitment to sustainability and social responsibility, which are two areas of focus for our company and many stockholders.

Daniel W. Campbell

Director since 1997	Lead Independent Director

Audit Committee

Compensation and Human Capital Committee

Daniel W. Campbell, 67, has been a Managing General Partner of EsNet, Ltd., a privately held investment company, since 1994. He served on the Utah State Board of Regents for Higher Education from 2010 to 2019, having served as its Vice Chair from 2012 to 2014 and as Chair from 2014 to 2018. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation, a software company, and prior to that was a partner of Price Waterhouse LLP. He received a B.S. degree from Brigham Young University.

Mr. Campbell is a recognized business leader with expertise in the areas of finance, accounting, transactions, corporate governance and management. He has served on the boards of several other private and public companies. In addition, through his experience as a partner of an international accounting firm, and later as Chief Financial Officer of a large technology company, Mr. Campbell has developed deep insight into the management, operations, finances and governance of public companies.

Andrew D. Lipman

Director since 1999	Audit Committee

Nominating and Corporate Governance Committee

Andrew D. Lipman, 70, is a partner and head of the Telecommunications, Media and Technology Group at Morgan, Lewis & Bockius LLP, an international law firm that he joined in 2014. He previously held similar positions with Bingham McCutchen LLP from 2006 to 2014 and Swidler Berlin LLP from 1988 to 2006. From 2000 to 2013, Mr. Lipman served as a member of the board of directors of The Management Network Group, Inc., a telecommunications related consulting firm, and from 2005 to 2013, he served as a member of the board of directors of Sutron Corporation, a provider of hydrological and meteorological monitoring products. He received a B.A. degree from the University of Rochester and a J.D. degree from Stanford Law School.

Mr. Lipman is a highly experienced senior lawyer and business advisor with over 40 years of experience dealing with international regulatory, technology and marketing issues in multiple countries. In addition, he has extensive experience in corporate governance and related legal and transactional issues. Mr. Lipman has worked closely with dozens of public companies, including service on the boards of a variety of companies in several industries. His experience also includes managing and implementing strategic initiatives and launching new products and markets globally in competitive industries.

Steven J. Lund

Director since 1996 (includes three-year leave of absence)	Executive Chairman of the Board

Steven J. Lund, 68, has served as the Chairman of the Board since 2012. Mr. Lund previously served as Vice Chairman of the Board from 2006 to 2012. Mr. Lund served as President, Chief Executive Officer and a director of our company from 1996, when our company went public, until 2003, when he took a three-year leave of absence. Mr. Lund was a founding stockholder of our company. Mr. Lund is a trustee of the Force for Good Foundation, a charitable organization that our company established in 1996 to help encourage and drive the philanthropic efforts of our company, its employees, its sales force and its customers to enrich the lives of others. Mr. Lund worked as an attorney in private practice prior to joining our company as Vice President and General Counsel. He received a B.A. degree from Brigham Young University and a J.D. degree from Brigham Young University’s J. Reuben Clark Law School.

Mr. Lund brings to the Board over 35 years of company and industry knowledge and experience as a senior executive, including service as our General Counsel, Executive Vice President, and President and Chief Executive Officer. He played an integral role in managing our growth from start-up through his term as President and Chief Executive Officer. Mr. Lund also served on the Executive Board of the United States Direct Selling Association. A respected leader in his business, religious and civic communities, he currently serves as a general officer of The Church of Jesus Christ of Latter-day Saints and serves on this Church’s Board of Education with oversight of its institutions of higher education, including Brigham Young University. He previously served on the Utah State Board of Regents for Higher Education and as Chairman of the Board of Trustees of Utah Valley University.

Ryan S. Napierski

Director since 2021	President and Chief Executive Officer

Ryan S. Napierski, 48, has served as our company’s CEO since September 2021 and as President since 2017. Previously, he served as President of Global Sales and Operations from 2015 to 2017. Prior to serving in that position, he served as both President of our North Asia region since 2014 and President of Nu Skin Japan since 2010. Mr. Napierski has fulfilled multiple leadership positions for Nu Skin since joining our company in 1995, including Vice President of Business Development for Nu Skin EMEA and General Manager of the United Kingdom. Mr. Napierski has a Bachelor’s degree in business, a Master’s degree in business administration from Duke University and a Master’s degree in international business from Goethe Universitat in Germany.

Mr. Napierski brings to the Board a strong expertise in direct sales, including through digital and social media platforms. Having served as our CEO, President, President of Global Sales and Operations, and in other management roles in our markets, Mr. Napierski also has a deep understanding of our business globally, including our sales force, products and product development, markets and compensation plans. Mr. Napierski’s leadership has been integral to the success of several of our key initiatives in recent years. Mr. Napierski is also recognized as a leader in the direct selling industry and has served in a variety of industry trade association leadership roles. For example, he is the immediate past Chairman of the U.S. Direct Selling Association and the current Chairman of the Advocacy Committee for the World Federation of Direct Selling Associations.

Laura Nathanson

Director since 2019	Compensation and Human Capital Committee

Nominating and Corporate Governance Committee (Chair)

Laura Nathanson, 64, retired from The Walt Disney Company in 2019 after 21 years of service in sales and advertising positions. From 2017 to 2019, she served as Executive Vice President of Revenue and Operations at Disney Advertising Sales, and from 2002 to 2017, she served as Executive Vice President of Sales and Marketing at ABC Family/Freeform. Prior to 2002, she served in various other sales and advertising positions with ABC Network Sales, Fox Broadcasting and various media agencies. She received a B.A. degree from Wesleyan University.

Ms. Nathanson is an experienced leader who brings to the Board her expertise in sales and advertising, as well as a strong customer focus that is built on a 40-year career in connecting with and communicating with customers. Business strategy is also one of Ms. Nathanson’s strengths; during her career, she has recognized and understood shifts in the business landscape, such as the rise of the millennial demographic and the trend toward digital advertising, and has quickly adapted to these shifts, enabling her companies to capitalize on them at an early stage. She also has experience in streamlining business processes and in promoting sales through digital and social media.

Thomas R. Pisano

Director since 2008	Audit Committee

Compensation and Human Capital Committee (Chair)

Thomas R. Pisano, 77, served as Chief Executive Officer and a director of Overseas Military Sales Corp. (“OMSC”), a marketer of motor vehicles, from 2005 until his retirement in 2010. From 1998 to 2004, he served as the Chief Operating Officer and a director of OMSC. From 1995 to 1997, he served as Vice President and Head of the International Division for The Topps Company, Inc., a sports publications and confectionery products company. Prior to that, he served in various positions, including Vice President of Global New Business Development, for Avon Products, Inc., a direct seller of personal care products, from 1969 to 1994. He received a B.S. from the Georgia Institute of Technology and a M.B.A. from Dartmouth College.

Mr. Pisano is an experienced senior executive who is an expert in the direct selling, personal care, beauty products and other consumer goods industries. During his 25-year career at Avon, he was responsible for global new business development, which included new geographic market openings and launching new product lines globally. He was also responsible for the operation of international businesses in Latin America, Europe and Asia. During his international business career at Avon, Topps and OMSC, he traveled to and conducted business in approximately 50 countries.

Zheqing (Simon) Shen

Director since 2016	Nominating and Corporate Governance Committee

Zheqing (Simon) Shen, 42, is the founding member of ZQ Capital Limited, a boutique investment and advisory firm. Prior to founding ZQ Capital in 2015, Mr. Shen was managing director and head of the China Financial Institutions Business at Barclays from 2011 to 2015. From 2004 to 2010, he worked with Goldman Sachs as an investment banker in its New York and Hong Kong offices. In addition to his service on our Board, Mr. Shen has also served since 2016 on the board of directors and the Audit, Remuneration and Nomination Committees of KFM Kingdom Holdings Limited, a precision metals engineering and manufacturing company listed on the Hong Kong Stock Exchange. Mr. Shen has a B.A. in mathematics and economics from Wesleyan University.

Mr. Shen brings to the Board valuable expertise in helping global companies realize their growth potential in Mainland China, which is one of our company’s key markets. He has spent much of his career working in Asia capital markets, and he has a strong network in Mainland China and valuable local knowledge of Mainland China. His depth of experience with financial and investment matters is also valuable to the Board.

Edwina D. Woodbury

Director since 2015	Audit Committee (Chair)

Nominating and Corporate Governance Committee

Edwina D. Woodbury, 70, has been President and Chief Executive Officer of The Chapel Hill Press, Inc., a publishing services company, since 1999. Ms. Woodbury has over 20 years of experience in the direct selling and personal care products industries, having served at Avon Products, Inc. as Chief Financial and Administrative Officer and in other finance and operations positions from 1977 to 1998. From 1998 to 2015, Ms. Woodbury served as a member of the board of directors of RadioShack Corporation, a retail consumer electronics company. In addition, from 2005 to 2010, Ms. Woodbury served as a member of the board of directors of R.H. Donnelley Corporation, a publishing and marketing company, and from 2000 to 2005, she served as a director of Click Commerce, Inc., a research solutions company. Ms. Woodbury also served on the board of directors of the nonprofit Medical Foundation of North Carolina from 2009 to 2018. She received a B.S.B.A from the University of North Carolina.

Ms. Woodbury has extensive experience and understanding of our industry. While serving in various roles of increasing responsibility during her 21 years at Avon, she gained an in-depth understanding of the financial and internal control-related issues associated with global companies in our industry. She also brings to the Board valuable perspective from her service on other public company boards. While serving on the boards of Click Commerce, R.H. Donnelley and RadioShack, she (1) served on and chaired each board’s audit committee; (2) served on the compensation committee at R.H. Donnelley and chaired it at RadioShack; and (3) served on the nominating and governance committee at Click Commerce and RadioShack.

Each nominee was recommended by the Nominating and Corporate Governance Committee for election and has consented to being named in this proxy statement and to serve if elected. Although we do not know of any reason for which any nominee might become unavailable to serve on the Board, if that should happen, the Board may designate a substitute nominee. Shares represented by proxies will be voted for any substitute nominee so designated.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NINE NOMINEES TO OUR BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Corporate Governance Highlights

Board of Directors Independence and Committee Structure

−	Separate Chairman of the Board and CEO. The positions of Chairman of the Board and CEO are filled by Mr. Lund and Mr. Napierski, respectively.

−	Lead Independent Director. Our independent directors have designated Mr. Campbell as Lead Independent Director.

−
Limitation on Management Directors. All of our current directors are independent of the company and management except for Mr. Lund, who is one of our company’s founders, and Mr. Napierski, our President and CEO.

−	Meetings of Independent Directors. All independent directors meet regularly in executive session. Mr. Campbell, the Lead Independent Director, chairs these sessions.

−	Independent Committees. Only independent directors serve on our Audit, Compensation and Human Capital, and Nominating and Corporate Governance Committees.

−	Annual Board and Committee Performance Evaluations. The performance of the Board and each Board committee is evaluated at least annually.

Election of Directors

−	Annual Election of Directors. All of our directors are elected annually; we do not have a staggered board.

−
Majority Voting in Uncontested Director Elections and Resignation Policy. Our Bylaws provide that director nominees must be elected by a majority of the votes cast in uncontested elections. For an incumbent director to be nominated for re-election, she or he must tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote for director election at the next annual meeting at which the director faces re-election and (ii) Board acceptance of such resignation.

Stock-Related Matters

−
Equity Retention Requirements. We have equity retention requirements that apply to our directors and executive officers, designed to align directors’ and executive officers’ interests with those of stockholders. For a description of these requirements, see “Executive Compensation: Compensation Discussion and Analysis—Equity Retention Guidelines.”

−
Hedging Policy. Our directors and employees, including officers, are prohibited from engaging in any hedging transactions with respect to our securities, including through the use of short sales, put options and financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. This prohibition applies regardless of whether the director’s or employee’s securities were granted as compensation and regardless of whether the director or employee holds the securities directly or indirectly.

−	Pledging Policy. Our directors and employees, including officers, are prohibited from pledging their securities in our company.

Director Independence

The Board of Directors has determined that each of the current directors listed below is an “independent director” under the listing standards of the NYSE.

Emma S. Battle	Daniel W. Campbell	Andrew D. Lipman

Laura Nathanson	Thomas R. Pisano	Zheqing (Simon) Shen

Edwina D. Woodbury

In assessing the independence of the directors, the Board determines whether or not any director has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The Board considers all relevant facts and circumstances in making independence determinations, including the existence and scope of any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

Board Leadership Structure

We currently separate the roles of Chairman of the Board and CEO. However, the Board has not adopted a policy with regard to whether the same person should serve as both the Chairman of the Board and CEO or, if the roles are separate, whether the Chairman of the Board should be selected from the non-employee directors or should be an employee. The Board believes it is most appropriate to retain the discretion and flexibility to make such determinations at any given point in time in the way that it believes best to provide appropriate leadership for the company at that time. We have determined that our current separation of the roles of Chairman of the Board and CEO is appropriate given the differences in the roles and duties of the two positions and the individuals currently serving in these positions.

The Board has created the Lead Independent Director position to provide independent leadership of the Board’s affairs on behalf of our stockholders and to promote open communication among the independent directors. Our Corporate Governance Guidelines provide that the Lead Independent Director (i) is designated by the non-management directors; (ii) consults with the Chairman of the Board and the CEO regarding agenda items for Board meetings; (iii) chairs executive sessions of the Board’s independent directors; and (iv) performs such other duties as the Board deems appropriate.

Risk Oversight

Our Board of Directors has primary responsibility for risk oversight. Except with regard to certain strategically significant risks, the Board administers its risk oversight function through the Audit Committee, Nominating and Corporate Governance Committee and Compensation and Human Capital Committee. The committee charters include the following subject-matter parameters for risk oversight:

	Audit Committee		Nominating and Corporate Governance Committee		Compensation and Human Capital Committee
−	Major financial risk exposures	−	Corporate governance risks	−	Compensation practices-related risks

−	Operational risks related to information systems, information security and facilities	−	Operational risks not assigned to the Audit Committee	−	Human resources risks

−	Public disclosure and investor related risks	−	Reputational risks

The committees, or the Board in the case of risks it determines to oversee directly, are responsible for overseeing and discussing with management our risk assessment and risk management programs and plans. Our Vice President of Enterprise Risk and other members of management periodically report to the Board or applicable committee on our risks and the internal processes, practices and controls attendant to the risks. Following these reports by management, the Audit Committee periodically receives reports regarding the Nominating and Corporate Governance Committee’s and Compensation and Human Capital Committee’s risk-oversight efforts.

Our Audit Committee oversees cyber and privacy-related risks and receives reports from our Chief Information Security Officer on these risks multiple times per year. Because the Board and management recognize the importance of maintaining the trust and confidence of our employees, sales force, customers, vendors and other business partners, we have established an Information Security and Privacy group that has responsibility for executing a program to protect our data. This group identifies, tracks, and monitors risks in this area, and they follow standardized cybersecurity frameworks, including CIS and NIST-CSF, in measuring our security risks. We also have implemented a training program: all employees receive annual training, which is translated into multiple languages, and employees in elevated roles participate in more-frequent monthly training sessions. We also conduct unannounced phishing simulation exercises to help our employees remain vigilant against cybersecurity threats.

Human Capital Management

Pursuant to its charter, our Compensation and Human Capital Committee oversees our human capital management. This committee discusses with and receives reports from our senior management at least annually regarding the development, implementation and effectiveness of our human capital management. These reports typically include our initiatives regarding recruiting, career development and progression, and diversity, equity and inclusion (DEI). Our management also provides an annual report to this committee on management’s assessment of risks related to our compensation policies and practices.

Our Nominating and Corporate Governance Committee also participates in our human capital management. It conducts annual performance reviews for our key executive officers, and these performance reviews include their performance on human capital management initiatives. This committee also conducts an annual succession planning and management development session for our CEO and other executive management positions.

All employees are responsible for upholding the Nu Skin Code of Conduct and for striving to perpetuate the Nu Skin Way, our global culture aspiration, which includes the following principles:

−	A force for good	−	Direct and decisive

−	Accountable and empowered	−	Exceptional

−	Bold innovators	−	Fast speed

−	Customer obsessed	−	One global team

The Nu Skin Way forms the foundation of our human capital strategy and objectives. The three primary objectives of our human capital strategy are:

1.	Support the transformation of our business and culture to align with our business strategies and the Nu Skin Way;

2.	Leverage global diversity and build inclusion; and

3.	Simplify the employee experience through global alignment and optimization.

To measure our progress in achieving these objectives, we conduct a global employee survey every four months, which also gathers employee feedback for purposes of designing our talent programs, rewards and benefits. Averaging an approximately 86% response rate during 2021, this survey generates valuable information for us to analyze and to act upon when appropriate. Each survey cycle yielded more than 70,000 data points, consisting of employee responses to each survey question and employee comments. We also conducted focus groups with our employees to gather their feedback on the employee experience, including DEI matters.

We regularly review our employees’ feedback to better align our human capital initiatives to the needs of our employees. For example, employee feedback has helped guide improvements in diversity, equity and inclusion; manager development; and employee wellness efforts.

Evidencing the success of our human capital management initiatives, in 2021 we were recognized by the Direct Selling News as one of the best places to work in direct selling, the sixth consecutive year we have received this honor. In addition, Forbes magazine named us to its list of the World’s Top Female-Friendly Companies for 2021 and to the Forbes list of America’s Best Employers for 2022.

Sustainability

Pursuant to its charter, our Nominating and Corporate Governance Committee oversees our sustainability initiatives, including by reviewing sustainability trends and discussing such trends with management, and by reviewing our external sustainability reporting. This committee also oversees our management of sustainability-related risks. Our full Board and senior management also are engaged in our sustainability initiatives, as we endeavor to integrate sustainability-related risks and opportunities into our business strategy and operations. Our sustainability team reports at least annually to our Board or Nominating and Corporate Governance Committee and quarterly to our senior management. Focusing on three key areas—product, planet and people—some of our sustainability initiatives are as follows:

Product	−	Assess, score and improve the environmental impact score of all of our products by 2023
	−	Change all of our packaging to be recycled, recyclable, reusable, reduced or renewable by 2030
Planet	−	Reduce waste at our facilities through programs that encourage reducing, reusing and recycling, as well as initiatives to reduce electricity usage
People	−	Invest at least 50% of our Force for Good Foundation’s giving in communities and people that are providing essential resources to our planet and its inhabitants

Our 2021 sustainability accomplishments include the following:

−	Industry first launch of Eco-Pac, a renewable form of packaging that is constructed of a bioplastic derived from responsibly sourced sugarcane for our Epoch and Nu Colour BB+ lines.

−	Became members of the Roundtable on Sustainable Palm Oil (RSPO) as part of our 2023 goal of achieving 100% RSPO mass balance palm oil.

−	Won six sustainability-related awards and other recognitions in 2021 for efforts around sustainable packaging and innovation, waste reduction, and our proactive approach to environmental issues.

−	Published a Nu Skin ingredient dictionary as part of our ingredient-transparency initiative to help consumers better navigate and feel greater confidence in their product purchases.

Board of Directors Meetings

The Board of Directors held 15 meetings during 2021. Each director attended more than 75% of the total Board and respective committee meetings for the period in which they served during 2021. Although we encourage Board members to attend our annual meetings of stockholders, we do not have a formal policy regarding director attendance at annual stockholder meetings. Seven of our directors who were in office at the time of our 2021 annual meeting of stockholders attended that meeting.

Board Committees

We have standing Audit, Compensation and Human Capital, and Nominating and Corporate Governance Committees. Each member of the committees is independent within the meaning of the listing standards of the NYSE. In addition, the Audit Committee and the Compensation and Human Capital Committee are composed solely of directors who meet additional, heightened independence standards applicable to members of these committees under the NYSE listing standards and rules of the Securities and Exchange Commission (“SEC”).

The following table identifies the current membership of the committees and states the number of committee meetings held during 2021.

Director	Audit	Compensation and Human Capital	Nominating and Corporate Governance
Emma S. Battle		✔	✔
Daniel W. Campbell	✔	✔
Andrew D. Lipman	✔		✔
Laura Nathanson		✔	Chair
Thomas R. Pisano	✔	Chair
Zheqing (Simon) Shen			✔
Edwina Woodbury	Chair		✔

2021 Meetings	10	11	8

Our Nominating and Corporate Governance Committee reviews our Board’s committee membership annually and recommends changes to the Board when appropriate. The above table reflects changes that the Nominating and Corporate Governance Committee recommended and our Board approved in April 2022. Prior to these changes (including during 2021):

−	Ms. Battle served on the Audit Committee and the Nominating and Corporate Governance Committee;

−	Mr. Lipman served on the Compensation and Human Capital Committee, and he served as chair of the Nominating and Corporate Governance Committee; and

−	Ms. Nathanson served on the Compensation and Human Capital Committee and was a member, but not the chair of, the Nominating and Corporate Governance Committee.

The Board has adopted a written charter for each of the committees, which are available in the “Corporate Governance” section of our Investor Relations website at ir.nuskin.com.

Audit Committee

The Audit Committee’s responsibilities include, among other things:

−	Selecting our independent auditor;

−	Overseeing the performance of our internal audit function and independent auditor;

−	Reviewing the activities and the reports of our independent auditor;

−	Approving in advance the audit and non-audit services provided by our independent auditor;

−	Reviewing our quarterly and annual financial statements and our significant accounting policies, practices and procedures;

−	Reviewing the adequacy of our internal controls and internal auditing methods and procedures;

−	Overseeing our compliance with legal and regulatory requirements;

−
Overseeing our risk assessment and risk management programs and plans related to our major financial risk exposures; operational risks related to information systems, information security and facilities; and public disclosure and investor related risks; and

−
Conferring with the chairs of the Nominating and Corporate Governance Committee and Compensation and Human Capital Committee regarding their respective oversight of our risk assessment and risk management programs and our related guidelines and policies.

The Board has determined that Ms. Woodbury and Mr. Campbell are Audit Committee financial experts as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

Compensation and Human Capital Committee

The Compensation and Human Capital Committee’s responsibilities include, among other things:

−	Establishing and administering our executive compensation strategy, policies and practices;

−
Reviewing and approving corporate goals and objectives relevant to the compensation to be paid to our CEO, Executive Chairman of the Board and other executive officers, evaluating the performance of these individuals in light of those goals and objectives, and determining and approving the forms and levels of compensation based on this evaluation;

−	Administering our equity incentive plans;

−	Overseeing our risk assessment and risk management programs and plans related to our compensation practices and human resources;

−	Overseeing the reporting of executive compensation information in accordance with applicable rules and regulations; and

−	Overseeing our human capital management, including policies and strategies regarding recruiting, career development and progression, and diversity, equity and inclusion.

Pursuant to its charter, the Compensation and Human Capital Committee may delegate its authority to a subcommittee or subcommittees and may delegate authority to the CEO and Chairman of the Board to approve the level of incentive awards to be granted to specific non-executive officers, employees or other grantees subject to such limitations as may be established by the Compensation and Human Capital Committee. For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in determining or recommending the amount or form of compensation, see “Executive Compensation: Compensation Discussion and Analysis” and “Director Compensation.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include, among other things:

−	Making recommendations to the Board of Directors about the size and membership criteria of the Board or any committee thereof;

−	Identifying and recommending candidates for the Board and committee membership, including evaluating director nominations received from stockholders;

−	Annually reviewing CEO succession planning as well as succession planning and management development for other executive officer positions;

−	Leading the process of identifying and screening candidates for a new CEO when necessary, and evaluating the performance of the CEO and Executive Chairman;

−	Making recommendations to the Board regarding changes in compensation of non-employee directors and overseeing the evaluation of the Board and management;

−	Developing and recommending to the Board a set of corporate governance guidelines and reviewing such guidelines at least annually;

−	Overseeing our risk assessment and risk management programs and plans related to our corporate governance risks, operational risks not assigned to the Audit Committee, and reputational risks; and

−	Overseeing our plans and practices related to sustainability.

Board and Committee Evaluations

Our Board believes that a strong and constructive evaluation process is an important component of good corporate governance and helps to promote Board effectiveness. Our annual evaluation process, which is led by our Nominating and Corporate Governance Committee, focuses on both the Board and the Board committees.

The Nominating and Corporate Governance Committee reviews the format of our evaluation process each year to ensure that it remains robust and relevant. In 2021, the Nominating and Corporate Governance Committee used a third-party facilitator to assist in conducting the evaluation in order to receive fresh perspectives on Board effectiveness and corporate governance practices and to encourage candor in the evaluation process. The facilitator collected feedback from each director and then led a discussion at a Nominating and Corporate Governance Committee meeting to which our full Board was invited.

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Compensation and Human Capital Committee during 2021 was:

−	A current or former officer or employee of our company;

−	A participant during 2021 in a related-person transaction that is required to be disclosed; or

−
An executive officer of another entity at which one of our executive officers served during 2021 on either the board of directors or the compensation committee, nor were any of our other directors an executive officer of another entity at which one of our executive officers served on the compensation committee.

Our Director Nomination Process

As indicated above, the Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process. This committee is responsible for identifying and evaluating candidates for membership on the Board and recommending to the Board nominees to stand for election.

Minimum Criteria for Members of the Board. Each candidate to serve on the Board must possess the highest personal and professional ethics, integrity and values, and be committed to serving the long-term interests of our stockholders. In addition, our Corporate Governance Guidelines require that, to be nominated for re-election to our Board, an incumbent director must tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote for director election at the next annual meeting at which they face re-election and (ii) Board acceptance of such resignation. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may consider such other factors as it may deem appropriate, which may include, without limitation, professional experience; diversity of backgrounds, skills and experience at policy-making levels in business, government, financial, and other areas relevant to our global operations; experience and history with our company; and stock ownership.

We do not have a formal policy regarding the consideration of diversity in identifying Board nominees. However, our Board and our Nominating and Corporate Governance Committee believe that diversity is an important consideration in Board composition, as people of different skills, areas of expertise and experience, races, and ethnic, religious and cultural backgrounds can contribute different and useful perspectives to help the Board, as a group, to more effectively oversee our business.

Process for Identifying, Evaluating and Recommending Candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders if properly submitted to the committee. Stockholders wishing to recommend candidates should do so in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. The committee may also consider candidates proposed by current directors, management, employees and others. All such candidates who, after evaluation, are then recommended by the Nominating and Corporate Governance Committee and approved by the Board will be included in our recommended slate of director nominees in our proxy statement.

Procedures for Stockholders to Nominate Director Candidates at our Annual Meetings. Stockholders of record may also nominate director candidates for our annual meetings of stockholders by following the procedures set forth in our Bylaws. Please refer to the section below titled “Stockholder Proposals for 2023 Annual Meeting” for further information.

Communications with Directors

Stockholders or other interested parties wishing to communicate with the Board of Directors, the non-management directors as a group, the Lead Independent Director or any other individual director may do so in writing by addressing the correspondence to that individual or group, c/o Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. All such communications will be initially received and processed by our Corporate Secretary. Accounting, audit, internal accounting controls and other financial matters will be referred to our Audit Committee chair. Other matters will be referred to the Board, the non-management directors, or individual directors as appropriate.

Additional Corporate Governance Information

We have adopted the following:

−
Code of Conduct. Our code of conduct applies to all of our employees, officers and directors, including our subsidiaries. Any amendments or waivers (including implicit waivers) regarding the Code of Conduct requiring disclosure under applicable SEC rules or NYSE listing standards will be disclosed in the “Corporate Governance” section of our Investor Relations website at ir.nuskin.com.

−
Corporate Governance Guidelines. Our corporate governance guidelines govern our company and our Board of Directors on matters of corporate governance, including responsibilities, committees of the Board and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, director access to outside financial, business and legal advisors and management development and succession planning.

Both of the above are available in the “Corporate Governance” section of our Investor Relations website at ir.nuskin.com. In addition, stockholders may obtain a print copy of either of the above, free of charge, by making a written request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601.

DIRECTOR COMPENSATION

Our Nominating and Corporate Governance Committee is responsible for evaluating director compensation from time to time, and when it determines that adjustments are appropriate, it recommends them to the Board of Directors for its consideration. The Nominating and Corporate Governance Committee has retained the services of Semler Brossy Consulting Group LLC as its independent compensation consultant to assist in the review of our director compensation program, to provide compensation data and alternatives, and to provide advice as requested. For additional information regarding our independent compensation consultant, see “Executive Compensation: Compensation Discussion and Analysis—Role of Compensation Consultant.”

The following table summarizes our non-employee director compensation program, which applied to each director who did not receive compensation as an executive officer or employee of our company. The table shows the program as in effect at the beginning of 2021 and the changes that took effect as of June 1, 2021 following a review of our director compensation program, which included an analysis of peer benchmarking data. The increases in retainers for leadership positions aimed to more closely align the non-employee director compensation program with market practice, including to deliver the increase for standard Board service entirely in equity to increase alignment with stockholder interests.

	Prior Program Through 5/31/2021	Current Program Effective 6/1/2021
Annual cash retainer Board Committee	$85,000 $10,000 per committee	Unchanged
Additional annual cash retainer for leadership: Lead Independent Director Audit Committee Chair Other committee chairs	$20,000 $15,000 $10,000	$25,000 $20,000 $15,000
Meeting fees	None(1)	Unchanged
Annual equity award (restricted stock units)	$140,000 value	$150,000 value

(1)
The Board can approve meeting fees for participation in a special committee or other extraordinary circumstances. During 2021, a special committee was in effect to evaluate strategic alternatives with respect to our Grow Tech segment, which we determined during December 2021 to exit.

In addition, we may compensate a director $1,500 per day for corporate events or travel that we require, and we may reimburse directors for certain expenses incurred in attending Board and committee meetings and other corporate events. We also provide company products to our directors for their use.

Pursuant to the terms of our Third Amended and Restated 2010 Omnibus Incentive Plan, the cash compensation and the aggregate grant date fair value (computed in accordance with applicable financial accounting rules) of awards under the Plan provided to any non-employee director during any single calendar year cannot exceed $750,000.

Director Compensation Table – 2021

The table below summarizes the compensation earned by or paid to each person who served as a director during 2021 except Messrs. Wood and Napierski, whose compensation is reported in the executive compensation tables. Messrs. Wood and Napierski served as directors, but as company employees they received no compensation for services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Emma S. Battle	61,250	146,293	—	207,543
Daniel W. Campbell	148,917	146,293	—	295,210
Andrew D. Lipman	170,417	146,293	—	316,710
Laura Nathanson	136,500	146,293	—	282,793
Thomas R. Pisano	149,417	146,293	—	295,710
Zheqing (Simon) Shen	95,000	146,293	—	241,293
Edwina D. Woodbury	152,917	146,293	—	299,210
Steven J. Lund	—	—	827,033(3)	827,033

(1)
On June 2, 2021, each of the directors listed above except for Mr. Lund, who is an employee, was granted 2,467 restricted stock units, which will vest on April 30, 2022. The amounts reported in this column reflect the aggregate grant date fair value of the restricted stock units. For this purpose, the value of the restricted stock units is discounted to reflect that no dividends are paid prior to vesting.

The outstanding stock and option awards held at December 31, 2021 by each of the listed individuals are as follows:

Name	Stock Awards	Option Awards
Emma S. Battle	2,467	—
Daniel W. Campbell	2,467	10,000
Andrew D. Lipman	2,467	10,000
Laura Nathanson	2,467	—
Thomas R. Pisano	2,467	5,000
Zheqing (Simon) Shen	2,467	5,000
Edwina D. Woodbury	2,467	5,000
Steven J. Lund	—	—

(2)	This column reports our incremental cost for providing perquisites and other personal benefits to those directors whose total was at least $10,000, as well as other forms of compensation.

(3)
Consists of Mr. Lund’s compensation as an employee of the company for 2021: $571,401 in salary; a cash incentive plan bonus of $225,378; and $30,254 in other compensation, including $14,188 in premiums for life insurance, $11,600 in 401(k) contributions, company products, home security monitoring, a holiday gift and premiums for long-term disability insurance.

EXECUTIVE COMPENSATION:
COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (“CD&A”) describes our executive compensation programs and compensation decisions in 2021 for our named executive officers (“NEOs”), who for 2021 were:

Ryan S. Napierski	President and Chief Executive Officer
Mark H. Lawrence	Executive Vice President and Chief Financial Officer
Connie Tang	Executive Vice President and Chief Global Growth and Customer Experience Officer
Joseph Y. Chang	Executive Vice President and Chief Scientific Officer
Chayce D. Clark	Executive Vice President and General Counsel
Ritch N. Wood	Former Chief Executive Officer
D. Matthew Dorny	Former Executive Vice President and General Counsel
Jeffrey C. Bettinger	Former Senior Vice President and Chief People and Places Officer

References to our “Continuing NEOs” in this CD&A refer to all of the above NEOs other than Messrs. Wood, Dorny and Bettinger, who, as discussed below, stepped down from their positions during 2021.

Executive Summary

2021 Business Performance Highlights

Amidst a challenging year, we were encouraged with 4% year-over-year revenue growth in 2021 and 11% revenue growth compared to 2019, particularly considering the many COVID-related government restrictions, continued global uncertainty and ongoing transformation of our business. We generated strong demand for our two most recent products: our Beauty Focus™ Collagen+ skin care supplement and our ageLOC® Meta nutritional supplement that helps support metabolic health. Our U.S. Nu Skin business’s revenue grew 32% for the year on top of 37% in 2020, due in large part to ongoing adoption of our social selling model. Many of our Asian markets, including Mainland China, continue to be impacted by strict lockdowns and restrictions on in-person sales events and promotional activities. However, South Korea gained some traction with social commerce and revenue grew 9% due to an ageLOC Meta preview and continued demand for our ageLOC TR90® weight management product.

For 2022, we are focused on our transformation toward becoming the world’s leading integrated beauty and wellness company, powered by our dynamic affiliate opportunity platform. Our Nu Vision 2025 strategy encompasses several strategic imperatives to accelerate growth, including:

−
Personalized beauty and wellness. EmpowerMe™ is our personalized beauty and wellness strategy to deliver smart and connected IoT devices for better consumer results. With our leading beauty device systems brand, we plan to continue expanding our leadership position in beauty devices. Our EmpowerMe strategy includes leveraging the power of technologies like artificial intelligence to gain better insights across our global customer base to provide personalized support that elevates their beauty and wellness experiences.

−
Social commerce. We plan to continue to leverage our person-to-person marketing model as we supercharge it with the power, scale and reach of social media to grow brand awareness and engagement through our authentic global affiliate channel. With the broader market adoption of influencer and affiliate marketing, Nu Skin has continued to combine the power of word-of-mouth marketing with the scale and reach of social media through our own micro- and nano-influencers, who share our products with consumers seeking authentic product recommendations from people they trust. We plan to continue enhancing our business model to enable greater flexibility and fulfillment for our brand affiliates around the world.

−
Digital transformation. Investing in powerful technologies and capabilities will remain a key area of focus to help us efficiently scale our business, including our integrated product and social commerce strategies. Our investments in manufacturing enabled us to have greater influence over our complete value chain, further strengthening our global competitiveness. We have invested in new technologies, including Mavely, to help our affiliates to build their social businesses more effectively. We are also launching two new apps—Vera® and Stela—that support our EmpowerMe strategy. Our Vera app will provide customers with greater insights into their personal beauty and wellness journey and will connect to our Bluetooth-enabled devices, while our Stela app will better enable our affiliates to connect with and nurture their affiliate teams.

The successes we achieved in 2021 and our current strategic initiatives reflect management’s strong motivation to achieve revenue growth and expand our customer base.

2021 CEO Transition

On February 8, 2021, Mr. Wood informed the Board of Directors that he would retire as CEO, effective September 1, 2021. On February 9, 2021, the Board appointed Mr. Napierski as CEO, effective upon Mr. Wood’s departure as CEO in September 2021. Mr. Wood remained with our company in the position of Senior Advisor through March 1, 2022.

Mr. Napierski’s CEO Pay Actions. Upon his promotion, Mr. Napierski’s annual salary increased to $900,000 and his target bonus percentage increased to 110% of salary. He was also granted time-based restricted stock units (“RSUs”) valued at $700,000 and performance-based stock options (“PSOs”) with a grant value of $1,050,000.

Mr. Wood’s Pay Summary. As CEO during the first eight months of 2021, Mr. Wood’s annual salary was $1,000,000 and his target bonus percentage was 110% of salary. In February 2021, he received a grant of RSUs valued at $1.17 million (approximately one-third of the value of his typical award), reflecting his one remaining year of service to our company. These RSUs vested in full on February 15, 2022. Effective upon his retirement as CEO in September 2021, his annual salary decreased to $550,000 and his target bonus percentage decreased to 60% of salary.

Other 2021 Named Executive Officer Changes

Executive Vice President and Chief Global Growth and Customer Experience Officer. Ms. Tang joined our company in April 2021. Upon her hire, her annual salary was $590,000, her target bonus percentage was 75% of salary, and she was granted RSUs valued at $1 million.

Executive Vice President and General Counsel. Mr. Dorny retired as Executive Vice President and General Counsel in August 2021, at which time Mr. Clark was promoted to this position. Following his retirement from this position, Mr. Dorny has remained with our company as a Senior Legal Advisor with an annual salary of $175,000. For 2021, his target bonus percentage remained at 75% of his pre-retirement salary. Upon Mr. Clark’s promotion, Mr. Clark’s annual salary increased to $400,000, his target bonus percentage increased to 75%, and he was granted RSUs valued at $100,000 and PSOs with a grant value of $150,000. He also began participating in our Executive Cash Incentive Plan, which pays bonuses only annually rather than the quarterly program that applies to our non-executive employees.

Executive Vice President and Chief Financial Officer. In connection with taking on additional responsibilities managing our Rhyz strategic investment arm, Mr. Lawrence’s annual salary was increased to $575,000 in September 2021.

Senior Vice President and Chief People and Places Officer. Mr. Bettinger, who became an executive officer during 2021, resigned in October 2021. He received a cash severance payment equal to his annual salary of $345,000.

Our Commitment to Pay for Performance

The primary objectives of our executive compensation program are:

1.	To successfully recruit, motivate and retain experienced and talented executives; and

2.	To ensure pay for performance through incentives that

a.	Are tied to corporate and individual performance,

b.	Align the financial interests of our executives with those of our stockholders, and

c.	Are intended to drive superior stockholder value.

The program, which is administered by our Compensation and Human Capital Committee (the “Committee”), is intended to align actual compensation payments to actual performance and to adjust upward during periods of strong performance and downward when performance is short of expectations.

Our Continuing NEOs’ 2021 target compensation was divided into variable compensation (cash incentive bonus and equity awards) and fixed compensation (salary) as follows. Due to the transitions in our NEO positions discussed above, the following charts reflect the Continuing NEOs’ post-promotion/post-hire target compensation.

The following table describes the metrics upon which NEOs earn each component of variable compensation.

Cash Incentive Bonuses 19% of CEO 2021 Target Pay 23% of Other Continuing NEOs’ 2021 Target Pay		Long-Term Incentives 64% of CEO 2021 Target Pay 47% of Other Continuing NEOs’ 2021 Target Pay
Annual Incentive		Time-Based Restricted Stock Units (RSUs) 40% weighting	Performance-Based Stock Options (PSOs) 60% weighting
Measures one-year financial performance (2021)		Measures four-year stock price performance (2021-2024)	Measures one-year financial performance over three years (2021, 2022, 2023)
Metric: Adjusted revenue	Metric: Adjusted operating income	Metric: Stock price	Metric: Adjusted EPS
50% weighting	50% weighting
Incentivizes business growth	Incentivizes profitability and control of expenses	Aligns management with stockholders’ interests Promotes multi-year retention	Aligns management with stockholders’ interests Provides a balance to the top- line and operating-income metrics in the cash incentive bonus program
Both metrics are calculated on a constant-currency basis from the prior-year period and are adjusted to eliminate extraneous items such as the impact of accounting changes, losses or gains on settlements of litigation that began prior to 2021 and other unusual impacts at the Committee’s discretion.
Final value of award tied to stock price.
Adjusted EPS is calculated to eliminate extraneous items such as the impact of accounting changes, losses or gains on settlements of litigation that began prior to 2021 and other items that are unusual, non-recurring or outside of management’s control.

We believe that the 2021 outcomes under our incentive compensation programs are reflective of the pay-for-performance nature of these programs. Our 2021 financial results fell between the minimum- and target-level goals established at the beginning of the year for our 2021 cash incentive bonuses, and the 2021 tranche of the PSO awards that were granted in early 2021 was earned at close to target level. In addition, our 2021 financial results were above maximum for the 2020 PSO awards.

In contrast, our 2021 financial results fell below threshold for the 2019 PSO awards as such goals, at the time they were set, did not fully anticipate the impact of certain headwinds that we would face, including government and media scrutiny of the health products and direct selling industries in Mainland China in 2019, our lack of a major product launch in 2019 and the COVID-19 pandemic in 2020. Consistent with our commitment to pay for performance, the 2019 PSO awards were not earned, nor were any adjustments made to them in response to the COVID-19 pandemic, which arose after the awards were granted.

Performance-Based Award	Percent of Target Earned
2021 Cash Incentive Bonus(1)	66%
2021 PSO Awards – Tranche 1 of 3 (measuring 2021 results)(2)	108%
2020 PSO Awards – Tranche 2 of 3 (measuring 2021 results)(2)	200%
2019 PSO Awards – Tranche 3 of 3 (measuring 2021 results)(2)	0%

(1)	Contingent on 2021 adjusted revenue and adjusted operating income.

(2)	Represents the tranches of the respective three-year awards that were contingent on 2021 adjusted EPS, as determined at the time of grant.

2021 Say-on-Pay Vote

At our 2021 annual meeting of stockholders, 99% of the votes cast were in favor of our executive compensation program. When designing our 2022 executive compensation program, the Committee considered, among other things, the 2021 voting results and other feedback we received from our stockholders, which were viewed as supportive of our pay philosophy and incentive framework.

Continuing Adherence to Compensation Governance Best Practices

We have a framework of strong corporate governance related to compensation, illustrated as follows:

What We Do	What We Don’t Do
✔   Link pay outcomes directly to company and share price performance in support of a pay for performance philosophy
✔   Utilize multiple, complementary incentive measures in the annual and long-term incentive plans that align with key drivers of stockholder value creation
✔   Utilize double-trigger change in control benefits
✔   Employ a comprehensive clawback policy
✔   Require robust equity retention for directors and executives
✔   Assess compensation risk annually
✔   Engage an independent compensation consultant

    No evergreen employment agreements
    No hedging or pledging of Nu Skin shares
    No excessive perquisites
    No excise tax gross-ups for NEOs
    No payment of current dividends on unvested equity
    No repricing of stock options without stockholder approval

Stockholder Outreach

We conduct stockholder outreach efforts periodically. We value the input of our stockholders, and the outreach process is an opportunity to:

−
Solicit our stockholders’ feedback and better understand their perspectives on executive compensation so that the Committee can take those philosophies into account as it evaluates possible program changes;

−	Answer any questions that stockholders may have with respect to our existing programs and practices or past decisions; and

−	Establish a platform for ongoing dialogue with our stockholders.

Compensation Design Changes in 2022

During 2021 and previous years, the long-term incentive component of the Continuing NEOs’ compensation program generally consisted of 60% PSOs and 40% time-based RSUs. For the 2022 annual equity awards, which the Committee approved in February 2022, the Committee replaced the PSOs with performance-based restricted stock units (“PRSUs”) with the same 60% weighting. The PRSUs will be measured against adjusted EPS goals, similar to the approach used for the PSOs historically.

This change in equity design reflected two key considerations:

−	A mix of PRSUs and RSUs is better aligned with the incentive design of our peer companies; and

−	Replacing PSOs with PRSUs creates more stability in the pay program, as resulting values are less impacted by volatile swings in the stock price.

Changes to Continuing Named Executive Officer Pay for 2022

In February 2022, the Committee approved the following pay actions for the Continuing NEOs:

−
Mr. Napierski’s salary was increased to $950,000 (+6%), and he was awarded RSUs valued at $1.5 million and PRSUs valued at $2.25 million. These increases were intended to better position Mr. Napierski against the competitive market data.

−	Mr. Lawrence’s salary was increased to $595,000 (+3%), and he was awarded RSUs valued at $540,000 and PRSUs valued at $810,000.

−	Ms. Tang’s salary was increased to $620,000 (+5%), and she was awarded RSUs valued at $434,000 and PRSUs valued at $651,000.

−	Mr. Clark’s salary was increased to $450,000 (+13%), and he was awarded RSUs valued at $400,000 and PRSUs valued at $600,000

Ms. Tang’s offer letter also contemplates an award of approximately $250,000 in RSUs upon her one-year anniversary with our company in April 2022. The Committee did not make any changes to Mr. Chang’s compensation for 2022.

The Committee and management monitor the compensation landscape and seek to offer competitive pay packages to the Company’s employees, including NEOs. The level of competition for qualified employees has increased during the past year, owing to talent market trends both nationally and in Utah, which has one of the lowest unemployment rates in the United States. These conditions have made it more difficult for the Company to fill some job positions, and they have put upward pressure on the Company’s salaries and other components of compensation. The Committee and management continue to monitor these market conditions and may determine to make additional changes to our compensation programs from time to time.

Compensation Overview

Objectives

The primary objectives of our compensation program are to:

−	Successfully recruit, motivate and retain experienced and talented executives;

−	Provide competitive compensation arrangements that are tied to corporate and individual performance in the short- and long-term;

−	Align the financial interests of our executives with those of our stockholders; and

−	Drive superior stockholder value over the long-term.

The Committee, in consultation with management and the Committee’s independent advisors, oversees the executive compensation and benefits program for the company’s NEOs. The compensation program is comprised of a combination of base salary, an annual cash incentive and equity incentives, each intended to support the above-noted objectives.

Component of Compensation Program	Objective
Base Salary (Fixed Pay)	− Pay for role − Aids in recruitment and retention
Cash Incentive Plan (Short-Term Incentive)	− Pay for performance − Aligns with annual operating achievement − Aids in recruitment and retention
Equity Incentive Plan (Long-Term Incentive)	− Pay for performance − Aligns with stock price performance and multi-year operating achievement − Aids in recruitment and retention

We also provide retirement benefits in the form of a 401(k) plan and a deferred compensation plan, as well as limited perquisites and other personal benefits to executives that represent a small portion of their overall compensation.

Components of Compensation

For 2021, our Continuing NEOs’ target compensation consisted of base salary; annual cash incentive bonus; equity awards; and retirement, perquisites and other benefits.  Each of these components is discussed in detail below.

Base Salary

Base salaries are provided to reflect each NEO’s responsibilities, function, performance and competencies. In establishing and approving base salaries, the Committee considers various factors including:

−	Current market practices and salary levels;

−	Each executive officer’s responsibilities, experience in their position and capabilities;

−	Individual performance and company performance;

−	The relative role and contribution of each NEO in the company;

−	Competitive offers made to executive officers and the level of salary that may be required to recruit or retain executive officers; and

−	The recommendations of the CEO.

Base salaries for executive officers are typically reviewed annually, in the first quarter of each year. The Committee does not assign specific weights to the factors identified above but generally endeavors to establish base salaries that are competitive in relation to the peer group median in order to attract and retain qualified and effective executive officers.

In the first quarter of 2021, the Committee reviewed the base salaries of each of our executive officers in connection with the established annual review process and determined to increase certain of the salaries. The Committee also conducted additional, subsequent reviews of certain of the salaries as needs arose due to the transitions in our NEO positions during 2021. The NEOs’ salaries in effect during 2021 are as follows:

Name	Salary as of 12/31/2020 ($)	Adjusted Salary, Q1 2021 ($)	Salary as of 12/31/2021 ($)
Ryan S. Napierski	725,000	754,000	900,000
Mark H. Lawrence	525,000	541,000	575,000
Connie Tang	N/A	N/A	590,000
Joseph Y. Chang	675,000	685,000	685,000
Chayce D. Clark	N/A	N/A	400,000
Ritch N. Wood	1,000,000	1,000,000	550,000
D. Matthew Dorny	510,000	518,000	175,000
Jeffrey C. Bettinger	N/A	345,000	N/A

Cash Incentive Bonus

Metrics. Cash incentive bonuses are measured based on achievement of goals related to adjusted revenue and adjusted operating income. These two metrics are equally weighted because management is responsible for both growing the business and increasing profitability, including control of expenses.

Metric	Weighting	Purpose	How Calculated
Adjusted revenue	50%	Incentivizes business growth
Both metrics are calculated on a constant-currency basis from the prior-year period and are adjusted to eliminate extraneous items such as the impact of accounting changes, losses or gains on settlements of litigation that began prior to 2021 and other unusual impacts at the Committee’s discretion.

Adjusted operating income	50%	Incentivizes profitability and control of expenses

Cash incentive bonuses under our Executive Cash Incentive Plan are based on annual performance results and are paid annually after the end of each year. The cash incentive program that applies to our non-executive employees is divided between quarterly and annual results and has a quarterly payout opportunity. Mr. Bettinger participated in our non-executive bonus program throughout the time of his employment during 2021, and Mr. Clark participated in it prior to his promotion in August 2021. In addition, Mr. Clark’s pre-promotion bonus was based on the results of our Nu Skin business rather than our consolidated results.

Target Bonus. Cash incentive bonuses are computed based on the degree to which pre-determined goal performance levels are met or exceeded. If goal performance levels are met for a particular incentive period, a participant will earn a bonus equal to a pre-established percentage of salary, the “target bonus.” We set the target bonus as a percentage of base salary based on an executive officer’s position and responsibility and on market practices. The following table provides the target bonus percentages (as a percentage of salary) for each of our NEOs in 2021, other than Mr. Bettinger, who did not receive a bonus during the time he served as an executive officer during the year.

Named Executive Officer	2021 Target Bonus % - Beginning of Year	2021 Target Bonus % - End of Year
Ryan S. Napierski	100%	110%
Mark H. Lawrence	75%	75%
Connie Tang	N/A	75%
Joseph Y. Chang	75%	75%
Chayce D. Clark	N/A	75%
Ritch N. Wood	110%	60%
D. Matthew Dorny	75%	75%

The target bonus percentages are typically applied to each NEO’s end-of-year salary in calculating payout. However, due to the changes in target bonus percentage and salary that occurred during the year, the percentage and salary for Messrs. Napierski, Lawrence, Clark, and Wood and Ms. Tang were pro-rated in calculating their payout. Mr. Dorny’s payout was based on his pre-retirement salary.

Calculation of Bonus: Achievement of Performance Goals and Adjustment for Individual Performance. The precise percentage of target bonus that a participant will earn is based on the degree to which pre-determined performance levels are met or exceeded.

−	If actual results for a particular incentive period equal:

o	Goal performance levels – The bonus amount will be the participant’s target bonus amount for the incentive period.

o	Minimum performance levels – The bonus amount will be 25% of the participant’s target bonus amount for the incentive period.

o	Stretch performance levels – The bonus amount will be 200% of the participant’s target bonus amount for the incentive period.

−	Payouts are interpolated linearly if actual results fall between the minimum and goal measurement points or between the goal and stretch measurement points.

−	If the minimum adjusted operating income performance level is not met, no bonus is paid regardless of the adjusted revenue performance for that period.

−	If the minimum adjusted operating income performance level is met but the minimum adjusted revenue performance level is not, 12.5% of the target bonus for the incentive period is earned.

Notwithstanding the above methodology, the Committee may adjust an executive’s bonus based on factors it considers relevant, including individual performance and certain compliance-related objectives. The Committee did not exercise this discretion with respect to 2021 bonuses.

Establishment of 2021 Performance Goals. In establishing the performance levels, the Committee considered various factors, including industry, market and peer estimated growth rates; our recent performance and current business plans; general business and economic conditions; business risks; uncertainties due to COVID-19 and our company’s strategic objectives, which for 2021 included enhancing customer experiences across all our digital touch points, driving increased social commerce business and launching new products.

After considering the above factors, the Committee set the 2021 performance goals, as outlined in the table below.

2021 Goals, Performance and Payout. The following table sets forth the 2021 performance goals, the actual performance, the percentage of the goal performance levels achieved and the percentage of the target bonus that was paid.

(dollar amounts in thousands)
Metric	2020 Result	2021 Targets			2021 Result (1)	% of Goal Level Achieved	% of Target Bonus Paid (2)
		Minimum	Goal	Stretch
Adjusted revenue (50% weighting)	$2,581,934	$2,589,000	$2,736,000	$2,916,000	$2,629,622	96.1%	45.7%
Adjusted operating income (50% weighting)	$257,564	$241,000	$286,000	$325,000	$277,649	97.1%	86.1%
Aggregate payout percentage, reflecting the weightings noted above:							65.9%

(1)
As compared to our 2021 reported revenue and operating income, our adjusted revenue and operating income reflect adjustments for (a) foreign-currency fluctuations and (b) in the case of adjusted operating income, charges associated with winding down our Grow Tech segment in the fourth quarter of 2021.

(2)	Calculated based on the linear interpolation of actual 2021 Results between the Minimum and Goal Targets (which correspond to the 25% and 100% payout levels, respectively):

Adjusted revenue component: 25% + [(100% - 25%) × ($2,629,622 – $2,589,000) ÷ ($2,736,000 – $2,589,000)] = 45.7%

Adjusted operating income component: 25% + [(100% - 25%) × ($277,649 – $241,000) ÷ ($286,000 – $241,000)] = 86.1%

Our 2021 results benefited from continued growth in social commerce, along with strong product launches of Beauty Focus Collagen+ and ageLOC Meta. They were tempered somewhat by continuing COVID-related lockdowns and restrictions in our Mainland China and Southeast Asia markets. As a result, our adjusted revenue grew 2% over 2020 results, and our adjusted operating income grew 8%. These results were slightly below the performance goals established at the beginning of the year, and consistent with our commitment to pay for performance, the cash incentive awards were earned below target level in 2021.

Calibration of Equity Awards

Aligning the interests of our executive officers with those of our stockholders is an important objective of our compensation program. To accomplish this objective, we tie a significant portion of our executive officers’ total compensation to our long-term stock performance through the grant of equity awards and to our equity retention guidelines, which require our executive officers to retain a specified amount of their equity. We also believe that equity compensation helps motivate executive officers to drive earnings growth because they will be rewarded with increased equity value, and assists in the retention of executive officers who may have significant value tied up in unvested equity awards.

We periodically review and adjust the level of our equity awards. We do not use a fixed formula or criteria in determining whether to adjust the level of equity awards, but subjectively evaluate a variety of factors, such as:

−    Practices of peer companies
−    Degree of responsibility for overall corporate performance
−    Overall compensation levels
−    Changes in position and/or responsibilities
−    Individual performance
−    Company performance
−    Total stockholder return

−    Degree of performance risk in the equity
grant program
−    Potential dilution of our overall equity grants
−    Accumulated realized and unrealized value of past equity awards
−    Associated expenses of equity awards
−    The recommendations of the CEO
−    Data and context provided by our compensation consultant

Historically, we have referenced peer company compensation data for context on pay levels and performance requirements compared to our peers. We generally have not given significant consideration to the value of existing equity award holdings because we want to ensure that our equity compensation is competitive for the position on an annualized basis and we want to provide an incentive from the date of grant. However, we periodically review and consider the in-the-money value of existing award holdings of our executive officers in connection with our review of equity compensation practices to determine if wealth creation is aligning with performance and the amount of unvested equity in place for retention.

As reflected in the following table, the annual equity awards granted in February 2021 to the NEOs who were executive officers at that time (other than Mr. Wood, whose award is discussed below) were heavily weighted with performance-based awards, generally tracking the 60% weighting that the Committee adopted based on stockholder feedback. Messrs. Clark and Bettinger were subject to a different mix, as they were not executive officers at the time of the February 2021 awards.

TARGET EQUITY AWARDS – FEBRUARY 2021
			Percentage Perf.-Based
Named Executive Officer	Perf.-Based Stock Options	Time- Based RSUs	Number of Awards	Grant Date Fair Value
Executive Officers at Time of Grant
Ryan S. Napierski	60,791	13,235	82%	62%
Mark H. Lawrence	41,406	9,015	82%	62%
Joseph Y. Chang	30,113	6,557	82%	62%
D. Matthew Dorny	28,834	6,278	82%	62%
Other
Chayce D. Clark	3,974	3,028	57%	32%
Jeffrey C. Bettinger	12,987	4,241	75%	52%

Off-Cycle Awards. Due to the changes in executive officers during the year, we granted the following additional awards:

−
Mr.  Napierski received an award of 63,483 PSOs and 13,707 RSUs upon his promotion on September 1, 2021. This was a “top-up” award to his February 2022 award. The PSOs are divided into two equal tranches and will vest based on our performance results in 2022 and 2023, respectively.

−
Ms. Tang received an award of 18,396 RSUs upon her hire on April 21, 2021. As an onboarding award, this award was made entirely in RSUs to attract Ms. Tang into the organization, to stake her ownership in our company, and because the annual PSO awards had already been granted.

−
Mr. Clark received an award of 8,661 PSOs and 1,863 RSUs upon his promotion on August 1, 2021. This was a “top-up” award to his February 2022 award. The PSOs are divided into three equal tranches and will vest based on our performance results in 2022, 2023 and 2024, respectively.

−
Due to his pending retirement, which was known at the time of the February 2021 awards, Mr. Wood’s February 2021 award consisted of 23,910 RSUs, which had a value of approximately one-third of the value of his typical award, reflecting his one remaining year of service to our company. These RSUs vested in full on February 15, 2022.

Use of Performance-Based Equity Awards

Although we consider time-based stock options to be performance-based because the stock price must increase after the grant for value to be realized, we believe that the performance nature of our equity grants is further enhanced by making a meaningful portion (approximately 60%) of equity grants in the form of performance-based stock options that are earned for achieving multi-year performance goals.

To align management with our stockholders’ interests, the performance goals are tied to adjusted EPS, measured as diluted EPS excluding extraneous items such as the impact of accounting changes, losses or gains on settlements of litigation that began prior to 2021 and other items that are unusual, non-recurring or outside of management’s control. The adjusted EPS metric also provides a balance to the top-line and operating-income metrics in the cash incentive bonus program.

Consistent with our historical practice, NEOs earn 100% of their target award if performance is at goal level, and they earn 25% (for 2020 and 2021 awards) or 50% (for 2019 awards) of their target award if performance is at the minimum level. The terms of the performance-based equity awards give NEOs the opportunity to earn up to 150% of their target award if performance meets certain pre-defined “stretch” levels, and up to 200% if performance meets certain pre-defined “super stretch” levels. This closely aligns the maximum payout opportunity with competitive practice and further strengthens our alignment with stockholders.

Our performance-based equity awards are typically divided into three equal tranches. The three tranches are contingent on performance over the year of the grant and the two following years, respectively. Although the grants measure three one-year periods, the goals for all three years are established up front at the time of grant to ensure a longer-term orientation without the “reset” of goals each year. The PSOs granted to Mr. Napierski upon his promotion as our CEO on September 1, 2021 were divided into two equal tranches, contingent on performance during 2022 and 2023, respectively.

In 2022, we have continued granting performance-based awards in approximately the same 60% proportion and using the same adjusted EPS metric but have switched to PRSUs rather than PSOs. This change in equity design reflected two key considerations:

−	A mix of PRSUs and RSUs is better aligned with the incentive design of our peer companies; and

−	Replacing PSOs with PRSUs creates more stability in the pay program, as resulting values are less impacted by volatile swings in the stock price.

Performance-Based Equity Awards – Goals and Vesting

Our performance-based equity awards granted in the past several years have generally required continuous improvement in adjusted EPS results. They have been structured with three tranches, with vesting contingent on the achievement of adjusted EPS goals in the year of grant and in each of the two following years. The goals for all three of these one-year periods are set at the time of grant.

Awards Under 2019–2021 Compensation Programs. As illustrated in the table below, for performance-based equity awards granted in 2019, the minimum goal for the year of grant required growth over the previous year’s actual adjusted EPS, and the minimum goals for the two subsequent years required adjusted EPS to be at or above the respective prior years’ target adjusted EPS.

In light of the anticipated negative impacts from the COVID-19 pandemic, the Committee established adjusted EPS goals for the first year of the 2020 performance-contingent equity awards at a level that was below the previous year’s actual adjusted EPS. While the goals for the two subsequent years required adjusted EPS growth for an equivalent payout, the ranges around target (to minimum and to maximum) were increased to reflect the increased uncertainty in the operating environment, particularly due to COVID-19, and no longer required growth above the prior year’s target at the minimum level. In 2021, the Committee returned to its prior practice of setting the target goal above the previous year’s actual results, though it elected to establish a minimum goal that was below the previous year’s actual results due to continuing uncertainty from COVID-19, particularly in our Asia markets.

	Minimum Goal ($)	Target Goal ($)	Maximum Goal ($)	Actual ($)	% Vested

2019 Award

➢ 2018 Adjusted EPS: 3.61(1)

2019 Adjusted EPS Tranche	3.68	3.98	4.38	3.10(2)	—
2020 Adjusted EPS Tranche	3.98	4.20	4.62	3.63(2)	—
2021 Adjusted EPS Tranche	4.20	4.45	4.97	4.14(3)	—

2020 Award

➢ 2019 Adjusted EPS: 3.10(2)

2020 Adjusted EPS Tranche	2.00	2.50	3.60	3.63(2)	200%
2021 Adjusted EPS Tranche	2.10	2.62	3.78	4.14(3)	200%
2022 Adjusted EPS Tranche	2.21	2.75	3.97	TBD	TBD

2021 Award

➢ 2020 Adjusted EPS: 3.63(2)

2021 Adjusted EPS Tranche	3.46	4.10	4.58	4.14(3)	108%
2022 Adjusted EPS Tranche	3.72	4.43	4.95	TBD	TBD
2023 Adjusted EPS Tranche	4.01	4.78	5.34	TBD	TBD

(1)
As compared to our 2018 reported EPS of $2.16, our adjusted EPS reflects adjustments totaling $1.45 from a charge associated with the conversion of our convertible notes in the first quarter of 2018, adoption of the new revenue standard under U.S. GAAP, the impairment and restructuring charges incurred in the fourth quarter of 2018, and both a gain and a charge associated with the acquisitions in the first quarter of 2018. These adjustments were permitted by the terms of the awards granted in 2018.

(2)	No adjustments were made to our 2019 reported EPS of $3.10 or our 2020 reported EPS of $3.63.

(3)
As compared to our 2021 reported EPS of $2.94, our adjusted EPS reflects an adjustment of $1.20 from charges associated with winding down our Grow Tech segment in the fourth quarter of 2021. This adjustment was permitted by the terms of the awards granted in 2019–2021.

Time-Based Equity Awards

Each NEO received a time-based RSU grant in 2021. The RSUs that were granted in our normal annual equity award cycle in February 2021 vest one-fourth each year, beginning on February 15 of the year following the grant, except for Mr. Wood’s award, which, due to his one remaining year of service to our company, was smaller than his past awards and vested in full on February 15, 2022.  The 2021 time-based RSU awards align management with stockholders’ interests and promote multi-year retention.

Retirement and Other Post-Termination Benefits

Our executive officers do not participate in any pension or defined benefit plan. We believe it is important for retention purposes to provide executive officers with a meaningful opportunity to accumulate savings for their retirement. To accomplish this objective, we maintain both a tax-qualified 401(k) plan and a nonqualified deferred compensation plan. We make a limited matching contribution for our employees, including NEOs, under the 401(k) plan. We also make contributions to the deferred compensation plan accounts of each Continuing NEO who has such an account. Effective in 2021, our deferred compensation plan was modified to provide a matching contribution by the company for individual contributions up to a maximum of 5% of base salary. In addition, we generally make a discretionary contribution, which was reduced from the historical amount of 10% of salary to approximately 5% of salary due to the 5% matching contribution.

As more fully described and quantified below in “Executive Compensation Tables and Accompanying Narrative—Narrative to Summary Compensation Table and Grants of Plan Based Awards Table—Employment Agreement with Mr. Chang” and in the table titled “Potential Payments Upon Termination or Change in Control,” we have an executive employment agreement with Mr. Chang that provides for certain termination benefits. The Committee has also adopted an Executive Severance Policy that applies to all of our Continuing NEOs. In October 2021, Mr. Bettinger resigned and, as consideration for signing a separation and release agreement, received a cash severance payment equal to his annual salary of $345,000. His unvested equity awards were canceled upon his termination in accordance with the original terms of the awards.

We do not provide excise tax gross-up protection to any of our NEOs. Any cash severance payment under these arrangements or accelerated vesting of equity in connection with a change in control requires a qualifying termination of employment. We believe these double-trigger post-termination benefits provide reasonable protections to employees who may be terminated following a change in control. They also assist us in retaining their services in the event of a potential change in control. We believe such arrangements are in the best interests of our company and our stockholders if they are reasonable in amount and scope, because they can help to retain key employees during a change in control process.

Perquisites and Other Benefits

We provide our executive officers and other key employees with other limited benefits and perquisites. These consist of, among other things, payments for term life insurance, use of company-owned properties, sporting event tickets, company products and sales force event-related spouse travel. We generally do not reimburse executive officers for the income taxes associated with these perquisites except for limited business-related perquisites such as spouse travel to sales force events where the spouse is expected to attend and help entertain and participate in events with our sales force and their spouses. We have elected to pay the income taxes for these business-related perquisites because we believe they are business expenses. These benefits generally represent a very small portion of an executive officer’s overall compensation and provide a benefit to us and our stockholders. During 2021, we also reimbursed the income taxes for (1) Mr. Clark’s perquisites that he received before he was promoted to an executive officer position; and (2) Mr. Bettinger’s perquisites because it was the year in which he became an executive officer and he was in a senior vice president position, as opposed to executive vice president.

Mr. Napierski additionally received tax payments associated with income received as a result of his former expatriate assignment. These payments were pursuant to our expatriate tax equalization policy. The amount of these benefits is included in footnote 5 to the Summary Compensation Table.

Process for Determining Compensation

Role of Compensation and Human Capital Committee and Chief Executive Officer

The Committee is responsible for establishing and administering our executive compensation program. The Committee participates in the performance evaluation process of the Chairman and of the CEO, which process is led by the Nominating and Corporate Governance Committee. The Committee is then responsible for setting their compensation. The CEO, with oversight by the Nominating and Corporate Governance Committee, is responsible for evaluating the performance of the other executive officers and then making recommendations to the Committee with regard to the compensation packages for these officers. The Committee reviews any such recommendations and has the authority to approve, revise or reject such recommendations.

Role of Compensation Consultant

The Committee has retained the services of Semler Brossy Consulting Group LLC (“Semler Brossy”) as its independent compensation consultant to assist in the review of our executive compensation program, to provide compensation data and alternatives to the Committee, and to provide advice to the Committee as requested, including limited advice regarding employee equity grants and the compensation programs of our subsidiary companies when requested by the Committee. The Committee utilizes the compensation data and alternatives provided by the compensation consultant to analyze compensation decisions in light of current market rates and practices. During 2021, Semler Brossy did not perform any work for us outside of the services performed for the Committee and for the Nominating and Corporate Governance Committee with respect to director compensation.

The Committee annually reviews the independence of its compensation consultant in light of SEC rules and NYSE Listed Company Rules regarding compensation consultant independence and has concluded that Semler Brossy is independent from the company and has no conflicts of interest related to its engagement by the Committee.

Use of Competitive Data

The Committee uses peer group information in making compensation decisions. The Committee compares compensation proposals to the compensation practices of a peer group of publicly-traded companies that compete with us broadly in the consumer products industry—with a preference for those with a direct selling business model—and are similar in size to us.

The Committee reviews and updates the peer group from time to time to ensure it is utilizing an appropriate group in terms of size and relevance. Following such a review, in 2020 the Committee determined to update the peer group by removing Avon Products, Inc. due to its acquisition by Natura &Co Holding S.A. Following this change in peers, Nu Skin’s revenue was 6% above the peer median for revenue. The newly constituted peer group was used in making compensation decisions for 2021, and it consists of the following companies:

−	Church & Dwight Co., Inc.	−	Primerica, Inc.
−	Edgewell Personal Care Company	−	Revlon, Inc.
−	The Hain Celestial Group, Inc.	−	Sally Beauty Holdings, Inc.
−	Helen of Troy Limited	−	Sensient Technologies Corporation
−	Herbalife Nutrition Ltd.	−	Spectrum Brands Holdings, Inc.
−	International Flavors & Fragrances Inc.	−	Tupperware Brands Corporation
−	Prestige Consumer Healthcare Inc.	−	USANA Health Sciences, Inc.

In August 2021, the Committee removed International Flavors & Fragrances Inc. (“IFF”) from the peer group and added Coty Inc. due to changes at these companies that affected their comparability to our company in terms of market capitalization (IFF) and revenue (Coty). Following this change in peers, Nu Skin’s revenue was 29% above the peer median for revenue. The newly constituted peer group was used in making compensation decisions for 2022.

Mix of Compensation

When the Committee reviews an executive officer’s compensation, it does not use a specific formula or allocation target to establish the level or mix of total compensation. Rather, it exercises judgment in determining a compensation package that is appropriate to accomplish our compensation objectives under the circumstances applicable to the executive officer. The Committee also reviews the relative mix of compensation provided by other companies in our peer group for context and tries to ensure each component is competitive. Historically, we have tied a substantial amount of compensation to corporate performance under our cash incentive plan and equity incentive plan.

The Committee also reviews each executive officer’s total compensation as a market check against the total compensation of executive officers in our peer group. This total compensation review focuses on base salary, cash bonuses, and valuation of equity grants using grant date valuations. The Committee periodically reviews perquisites and retirement benefits to confirm that they remain relatively consistent with the value of perquisites and retirement benefits provided by our peer companies.

Risks Arising From Compensation Policies and Practices

In establishing and reviewing the components of compensation, the Committee considers potential risks associated with such components. In addition, our management conducted a review of our compensation policies and practices for employees and concluded that risks arising from such compensation policies and practices, as they relate to risk management practices and risk-taking incentives, are not reasonably likely to have a material adverse effect on us.

In reaching this conclusion, our management considered the following factors:

−
Our compensation programs are market driven and balance short-term incentives with significant long-term equity incentives. Performance-contingent equity awards provide additional long-term incentives to our key employees and executive officers. In addition, our equity retention guidelines help to ensure that a portion of our executives’ equity incentives remains tied to our long-term performance.

−
Our global cash incentive compensation is based on revenue and profitability, which are core measures of performance. In addition, substantially all of our revenue is received through cash or credit card payments, as opposed to other credit arrangements, which minimizes risk associated with our revenue-based incentives. Additionally, the Board of Directors and management regularly review the business plans and strategic initiatives, including related risks, proposed to achieve such performance metrics.

−	A substantial portion of compensation is provided in the form of long-term equity incentives with multi-year vesting.

−
We do not allow engagement in speculative trading or hedging. Our policies prohibit all of our directors and employees, including executive officers, from holding our stock in margin accounts and from engaging in speculative transactions in our stock, including short sales, options or hedging transactions. Our directors and employees, including executive officers, also are prohibited from pledging their securities in our company.

Other Compensation-Related Governance

Clawback Policy

Pursuant to our Third Amended and Restated 2010 Omnibus Incentive Plan (the “Plan”), any and all awards granted under the Plan will be canceled if the participant violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity or material misconduct that is in conflict with or adverse to our interests, including conduct contributing to any financial restatements or financial irregularities, as determined by the Committee. In addition, all compensation awarded under our current and prior plans will be subject to recovery or other penalties pursuant to (i) any future clawback policy of the company, as may be adopted or amended from time to time; (ii) any clawback provision set forth in an award agreement; and (iii) any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 10D of the Securities Exchange Act of 1934 and any applicable stock exchange listing rule adopted pursuant thereto. Further, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Committee may terminate any awards granted under our current and prior plans and/or require any participant to reimburse us for the amount of any payment or benefit received with respect to such awards to the extent they would not have been earned or accrued after giving effect to the restatement.

Consistent with the Plan, our equity incentive awards and our cash incentive awards contain cancellation, clawback and recoupment provisions that allow the Committee to recover an executive’s gains from such awards if the executive materially breaches certain obligations or covenants, including non-competition, non-solicitation and non-disclosure covenants, or willfully engages in or is convicted of certain illegal activity, fraud or other misconduct. In such event, we may terminate the outstanding awards of such executive and recover any gains from the awards during the twelve months preceding the act or anytime thereafter. Our cash incentive awards and performance-based equity awards additionally include similar cancellation, clawback and recoupment provisions that apply in the case of a financial restatement to the extent the award would not have been earned or accrued after giving effect to the restatement.

Equity Retention Guidelines

Our equity retention guidelines are designed to motivate our executive officers and directors to consider the long-term consequences of business strategies and to provide a level of long-term performance risk with respect to our compensation programs. These guidelines generally require executive officers and directors to retain 50% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares having a value equal to a multiple of his or her base salary (for executives) or annual cash retainer (for non-management directors), as follows:

Position	Multiple of Base Salary or Annual Retainer
CEO	6.0
Other Executive Officers	2.5
Non-Management Directors	5.0

The ownership levels are phased in over five years from January 1 of the year following the date of appointment or election to the applicable position as an executive officer or director. In determining whether an executive officer or director satisfies the designated ownership levels, we count shares owned outright or beneficially by the individual or an immediate family member residing in the same household, as well as a portion of the individual’s unvested time-based restricted stock units. We do not count vested or unvested options.

As of March 31, 2022, all of our Continuing NEOs and directors were retaining equity awards consistent with the guidelines, and all of our Continuing NEOs and directors who had served in their positions for the five-year phase-in period owned the amount of stock designated for their job positions.

Indemnification and Advancement of Expenses

We have entered into indemnification agreements with each of our directors and executive officers, pursuant to which these individuals will be indemnified for certain liabilities and will be advanced certain expenses that have been incurred as a result of actions to which they were, are, or are threatened to be made a party, or actions otherwise involving them, in connection with their service to the company. The indemnification agreements also include related provisions outlining the procedures for obtaining such benefits, and they generally require us to obtain and maintain director and officer liability insurance.

Compensation and Human Capital Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis that is included in this proxy statement. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION AND HUMAN CAPITAL COMMITTEE OF THE BOARD OF DIRECTORS

Thomas R. Pisano, Chairman
Daniel W. Campbell
Andrew D. Lipman*
Laura Nathanson

* Mr. Lipman was a member of the Compensation and Human Capital Committee at the time this Committee reviewed, discussed and recommended the Compensation Discussion and Analysis.

EXECUTIVE COMPENSATION TABLES AND ACCOMPANYING NARRATIVE

Summary Compensation Table

The following table summarizes the total compensation of each of the named executive officers (“NEOs”) for 2019, 2020 and 2021, as calculated in accordance with SEC rules. The amounts in the “Stock Awards” and “Option Awards” columns do not necessarily reflect the amounts actually earned by the NEOs because they include performance-based equity awards that were granted during the respective year regardless of whether and when they are ultimately earned, based on company performance.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Continuing NEOs

Ryan S. Napierski President and Chief Executive Officer	2021	800,960	—	1,253,109	2,018,409	548,758	110,734	4,731,970
	2020	720,861	3,350	710,899	909,002	1,164,350	104,163	3,612,626
	2019	687,500	—	572,325	913,788	—	122,658	2,296,272

Mark H. Lawrence EVP and Chief Financial Officer	2021	551,741	—	405,495	659,598	273,006	93,829	1,983,669
	2020	520,853	850	469,254	600,003	632,363	77,136	2,300,459
	2019	491,667	—	1,992,713	542,844	—	98,170	3,125,393

Connie Tang EVP and Chief Global Growth & Cust. Exp. Officer	2021	413,648	25	929,550	—	203,737	41,296	1,588,256

Joseph Y. Chang EVP and Chief Scientific Officer	2021	685,858	—	294,934	479,700	338,580	105,915	1,904,987
	2020	672,526	850	333,160	426,004	813,038	102,386	2,347,964
	2019	653,333	—	268,229	428,239	—	124,299	1,474,100

Chayce D. Clark EVP and General Counsel	2021	343,725	6,767	229,070	213,228	133,742	56,683	983,215

Departed NEOs

Ritch N. Wood Former Chief Executive Officer	2021	852,614	—	1,130,704	—	555,788	117,996	2,657,102
	2020	1,000,038	850	1,642,334	2,100,006	1,766,600	126,730	6,636,559
	2019	991,667	—	1,322,140	2,111,047	—	145,526	4,570,379

D. Matthew Dorny Former EVP and General Counsel	2021	374,403	—	282,384	459,326	256,036	57,122	1,429,270
	2020	510,020	850	333,160	426,004	614,295	69,451	1,953,780
	2019	504,167	—	268,229	428,239	—	77,063	1,277,698

Jeffrey C. Bettinger Former SVP and Chief People and Places Officer	2021	280,412	—	190,760	206,883	71,160	372,727	1,121,942

(1)
Messrs. Napierski, Lawrence, Clark, Dorny and, for 2021, Chang and Wood deferred a portion of their salaries under our nonqualified Deferred Compensation Plan, which is included in the Nonqualified Deferred Compensation – 2021 table. Each of the NEOs also contributed a portion of their salary to our 401(k) retirement savings plan.

(2)
The amounts reported in this column for 2021 consist of (i) in the case of Ms. Tang, a COVID-19 vaccine incentive payment offered to corporate employees; and (ii) in the case of Mr. Clark, a holiday bonus given to all non-executive corporate employees, pro-rated to reflect the time during 2021 preceding his promotion to an executive officer position.

(3)
The amounts reported in these columns reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and, for performance-based awards, are based on the probable outcome of the performance conditions as of the grant date. The amounts do not represent amounts actually received by the NEOs. For this purpose, the estimate of forfeitures is disregarded, and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Note 9 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2021.

The aggregate grant date fair value of the 2021 performance-based option awards, assuming achievement of the maximum performance level, would be: Mr. Napierski – $4,036,819; Mr. Lawrence – $1,319,195; Ms. Tang – $—; Mr. Chang – $959,400; Mr. Clark – $426,455; Mr. Wood – $—; Mr. Dorny – $918,651; and Mr. Bettinger – $413,766.

(4)
See “Executive Compensation: Compensation Discussion and Analysis—Cash Incentive Bonus” for information regarding the amounts reported in this column. Messrs. Napierski and Dorny, as well as Mr. Chang (2021 only) and Mr. Lawrence (2020 only), deferred a portion of these bonuses under our nonqualified Deferred Compensation Plan, which deferrals are reflected in the Nonqualified Deferred Compensation – 2021 table.

(5)	The following table describes the components of the All Other Compensation column for 2021 in the Summary Compensation Table.

Name	Company Contributions to Deferred Compensation Plan ($)	Company Contributions to 401(k) Retirement Savings Plan ($)	Perquisites and Other Personal Benefits ($)(a)	Other ($)(b)	Total ($)
Ryan S. Napierski	76,143	11,600	6,231	16,760	110,734
Mark H. Lawrence	54,044	11,600	25,072	3,114	93,829
Connie Tang	—	11,600	28,025	1,672	41,296
Joseph Y. Chang	67,236	11,600	12,395	14,684	105,915
Chayce D. Clark	34,260	11,600	8,913	1,911	56,683
Ritch N. Wood	84,149	11,600	16,904	5,344	117,996
D. Matthew Dorny	37,375	11,600	3,795	4,351	57,122
Jeffrey C. Bettinger	—	8,325	10,434	353,968	372,727

(a)
This column reports our incremental cost for perquisites and personal benefits provided to the NEOs. In 2021, these included the personal use of company-provided properties; tickets for sporting events; company products; tax-planning advice; and, for Ms. Tang, who lives in a different state from our corporate offices, airfare and other travel expenses associated with commuting to our corporate offices and an apartment near our corporate offices.

(b)
This column includes premiums for long-term disability insurance, tax gross-up payments to Messrs. Clark and Bettinger (with respect to Mr. Clark, they corresponded to perquisites received before he was promoted to an executive officer position); a $345,000 severance payment to Mr. Bettinger; and premiums for term life insurance. The term life insurance coverage amounts as of December 31, 2021 were $1 million for Messrs. Napierski, Lawrence, Chang, Wood and Ms. Tang; $800,000 for Mr. Clark; and $500,000 for Mr. Dorny. The amount paid for Mr. Chang’s term life insurance policy was $14,162. This column also includes $14,539 in tax payments associated with Mr. Napierski’s income received as a result of his former expatriate assignment. These payments were pursuant to our expatriate tax equalization policy. For further discussion regarding tax payments, see “Executive Compensation: Compensation Discussion and Analysis—Perquisites and Other Benefits.” Portions of Mr. Napierski’s tax payments were paid in Japanese yen. The amounts were converted to U.S. dollars using a weighted average exchange rate for the month in which the payment was made. During 2021, these exchange rates ranged from 103.79 to 113.95 Japanese yen per U.S. dollar.

Grants of Plan-Based Awards – 2021

The following table provides information about equity and non-equity incentive plan awards granted to each NEO in 2021.

			Estimated Possible Payouts under non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards
Name	Grant Date	Date of Compensation and Human Capital Committee Approval	Threshold ($)(1)	Target ($)(1)	Max ($)(1)	Threshold (#)(2)	Target (#)(2)	Max (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Ryan S. Napierski
	2/15/2021	2/10/2021				15,198	60,791	121,582		48.81	968,401
	2/15/2021	2/10/2021							13,235		595,310
	9/1/2021	8/3/2021				15,871	63,483	126,966		51.07	1,050,009
	9/1/2021	8/3/2021							13,707		657,799
	N/A		104,083	832,667	1,665,333
Mark H. Lawrence
	2/15/2021	2/10/2021				10,352	41,406	82,812		48.81	659,598
	2/15/2021	2/10/2021							9,015		405,495
	N/A		51,781	414,250	828,500
Connie Tang
	4/21/2021	4/2/2021							18,396		929,550
	N/A		38,643	309,144	618,288
Joseph Y. Chang
	2/15/2021	2/10/2021				7,528	30,113	60,226		48.81	479,700
	2/15/2021	2/10/2021							6,557		294,934
	N/A		64,219	513,750	1,027,500
Chayce D. Clark
	2/15/2021	2/10/2021				994	3,974	7,948		48.81	63,306
	2/15/2021	2/10/2021							3,028		136,199
	8/1/2021	6/23/2021				2,165	8,661	17,322		53.69	149,922
	8/1/2021	6/23/2021							1,863		92,871
	N/A		24,422	195,373	390,747
Ritch N. Wood
	2/15/2021	2/10/2021							23,910		1,130,704
	N/A		105,417	843,333	1,686,667
D. Matthew Dorny
	2/15/2021	2/10/2021				7,209	28,834	57,668		48.81	459,326
	2/15/2021	2/10/2021							6,278		282,384
	N/A		48,563	388,500	777,000
Jeffrey C. Bettinger
	2/15/2021	2/10/2021				3,247	12,987	25,974		48.81	206,883
	2/15/2021	2/10/2021							4,241		190,760
	N/A(5)		21,533	172,265	344,531

(1)
The amounts reported in these columns reflect potential payouts under our 2021 cash incentive program if the respective levels of performance were achieved for the year. The amounts reported in the Threshold column reflect the potential payout if any company performance metric was at the minimum level required to receive a bonus. The amounts reported in the Target and Max columns reflect the potential payout if all company performance metrics were at goal and maximum performance levels, respectively. For information about the calculation of each NEO’s potential amounts, see “Executive Compensation: Compensation Discussion and Analysis—Cash Incentive Bonus.”

(2)
The awards reported in these columns are performance-based stock options granted under our Third Amended and Restated 2010 Omnibus Incentive Plan. The amounts reported in the Threshold, Target and Max columns reflect the potential number of options that become eligible for vesting or exercisable if certain financial metrics are achieved at the minimum, goal and maximum levels, respectively.

(3)
This column shows the exercise price for the stock option awards, which is the closing price of our stock on the grant date or, if the grant date was a weekend or holiday, the last preceding date on which a closing price was reported.

(4)
The amounts reported in this column reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and, for performance-based awards, are based on the probable outcome of the performance conditions as of the grant date. For this purpose, the estimate of forfeitures is disregarded, and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Note 9 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2021.

(5)	Represents the amount awarded to Mr. Bettinger based on employment for the full year. Mr. Bettinger resigned in October 2021.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement with Mr. Chang

We have an executive employment agreement with Mr. Chang. Among other things, this agreement provides that:

−
Time-based equity awards granted to Mr. Chang will fully vest upon certain terminations of employment within six months prior to and in connection with, or within two years following, a change in control;

−	Mr. Chang will be bound by certain covenants, including non-solicitation, non-competition and non-endorsement, that are in addition to, or supersede, previous key employee covenants;

−	Mr. Chang will be entitled to certain termination payments, as described in “Executive Compensation Tables and Accompanying Narrative—Potential Payments Upon Termination or Change in Control” below.

Equity Awards and Non-Equity Incentive Plan Awards

For information on the terms of the equity awards and non-equity incentive plan awards that were granted to NEOs during 2021, see “Executive Compensation: Compensation Discussion and Analysis” and the footnotes to the Outstanding Equity Awards at Fiscal Year-End – 2021 table. The NEOs received bonuses for fiscal year 2021 in the amounts shown in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table.

Severance Paid to Mr. Bettinger

In October 2021, Mr. Bettinger resigned and, as consideration for signing a separation and release agreement, received a cash severance payment equal to his annual salary of $345,000. This severance payment is included in Mr. Bettinger’s “All Other Compensation” column in the Summary Compensation Table. Mr. Bettinger’s unvested equity awards were canceled upon his termination in accordance with the original terms of the awards.

Outstanding Equity Awards at Fiscal Year-End – 2021

The following table provides information on each NEO’s holdings of equity awards as of December 31, 2021. Mr. Bettinger did not have any outstanding equity awards as of this date.

		Option Awards					Stock Awards
Name and Award Type (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Ryan S. Napierski
SO	12/18/2015	6,800			37.58	12/18/2022
SO	12/18/2015	50,000			37.58	12/18/2022
SO	3/2/2016	62,200			30.63	3/2/2023
PSO	3/2/2016	12,513			30.63	3/2/2023
PSO	3/4/2017	32,224			50.68	3/4/2024
PSO	3/8/2018	18,919			71.99	3/8/2025
RSU	3/8/2018						1,007	51,105
PSO	2/15/2019			7,701	63.09	2/15/2016
RSU	2/15/2019						4,802	243,702
PSO	2/15/2020	70,540		141,102	30.45	2/15/2027
RSU	6/3/2020						14,926	757,495
PSO	2/15/2021			121,582	48.81	2/15/2028
RSU	2/15/2021						13,235	671,676
PSO	9/1/2021			31,742	51.07	9/1/2028
RSU	9/1/2021						13,707	695,630

Mark H. Lawrence
PSO	3/27/2017	14,422			54.23	3/27/2024
PSO	3/8/2018	11,742			71.99	3/8/2025
RSU	3/8/2018						625	31,719
PSO	2/15/2019			4,575	63.09	2/15/2026
RSU	2/15/2019						2,853	144,790
RSU	2/15/2019						9,247	469,285
PSO	2/15/2020	46,562		93,136	30.45	2/15/2027
RSU	6/3/2020						9,852	499,989
PSO	2/15/2021			82,812	48.81	2/15/2028
RSU	2/15/2021						9,015	457,511

Connie Tang
RSU	4/21/2021						18,396	933,597

Joseph Y. Chang
SO	3/10/2015	6,800			54.97	3/10/2022
SO	12/18/2015	6,800			37.58	12/18/2022
SO	3/2/2016	74,600			30.63	3/2/2023
PSO	3/2/2016	42,485			30.63	3/2/2023
PSO	3/4/2017	18,562			50.68	3/4/2024
PSO	3/8/2018	9,264			71.99	3/8/2025
RSU	3/8/2018						493	25,020
PSO	2/15/2019			3,609	63.09	2/15/2026
RSU	2/15/2019						2,250	114,188
PSO	2/15/2020	33,058		66,128	30.45	2/15/2027
RSU	6/3/2020						6,995	354,996
PSO	2/15/2021			60,226	48.81	2/15/2028
RSU	2/15/2021						6,557	332,768

		Option Awards					Stock Awards
Name and Award Type (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Chayce D. Clark
RSU	3/8/2018					364	18,473
PSO	2/15/2019		382	63.09	2/15/2026
RSU	2/15/2019					832	42,224
PSO	2/15/2020		8,780	30.45	2/15/2027
RSU	6/3/2020					3,250	164,938
RSU	6/5/2020					6,639	336,929
PSO	2/15/2021		7,948	48.81	2/15/2028
RSU	2/15/2021					3,028	153,671
PSO	8/1/2021		17,322	53.69	8/1/2028
RSU	8/1/2021					1,863	94,547

Ritch N. Wood
SO	3/10/2015	6,800		54.97	3/10/2022
SO	12/18/2015	6,800		37.58	12/18/2022
SO	3/2/2016	136,600		30.63	3/2/2023
PSO	3/2/2016	54,525		30.63	3/2/2023
PSO	3/4/2017	58,306		50.68	3/4/2024
PSO	3/8/2018	41,753		71.99	3/8/2025
RSU	3/8/2018					2,222	112,767
PSO	2/15/2019		17,789	63.09	2/15/2026
RSU	2/15/2019					11,095	563,071
PSO	2/15/2020	162,964	325,978	30.45	2/15/2027
RSU	6/3/2020					34,483	1,750,012
RSU	2/15/2021					23,910	1,213,433

D. Matthew Dorny
SO	3/10/2015	5,000		54.97	3/10/2022
PSO	3/2/2016	18,835		30.63	3/2/2023
PSO	3/4/2017	18,562		50.68	3/4/2024
PSO	3/8/2018	9,264		71.99	3/8/2025
RSU	3/8/2018					493	25,020
PSO	2/15/2019		3,609	63.09	2/15/2026
RSU	2/15/2019					2,250	114,188
PSO	2/15/2020		66,128	30.45	2/15/2027
RSU	6/3/2020					6,995	354,996
PSO	2/15/2021		57,668	48.81	2/15/2028
RSU	2/15/2021					6,278	318,609

(1)	Award types are as follows:
   SO: Time-Based Stock Options
   RSU: Time-Based Restricted Stock Units
   PSO: Performance-Based Stock Options

(2)
Performance-Based Stock Options vest in three equal tranches (or two tranches, in the case of the PSOs granted on 9/1/2021) based on the achievement of adjusted EPS performance levels, measured in terms of diluted EPS excluding certain predetermined items. Vesting occurs on the later of one year following the grant date and the Committee’s approval of the calculation of adjusted EPS for the respective tranche. Vesting of the target amount of PSOs is accelerated upon the participant’s termination (including constructive termination) in connection with a change in control. Any portions of the tranches that do not become eligible for vesting will immediately terminate following the later of one year following the grant date and the Committee’s approval of the calculation of adjusted EPS for such tranche.

Grant Date	Vesting Schedule
2/15/2019
No portion of the first, second or third tranche vested based on adjusted EPS achieved in 2019, 2020 and 2021, and these tranches therefore terminated as of February 15, 2020, February 10, 2021 and February 11, 2022, respectively.

2/15/2020
The first and second tranches vested in full based on adjusted EPS achieved in 2020 and 2021, respectively. The portion of the third tranche that vests will be determined by adjusted EPS reaching pre-determined levels in 2022.

2/15/2021 8/1/2021
A portion of the first tranche vested (or will vest on 8/1/2022, in the case of the PSOs granted on 8/1/2021) based on adjusted EPS achieved in 2021. The portions of the second and third tranches that vest will be determined by adjusted EPS reaching pre-determined levels in 2022 and 2023, respectively.

9/1/2021	The portions of the first and second tranches that vest will be determined by adjusted EPS reaching pre-determined levels in 2022 and 2023, respectively.

(3)
In accordance with SEC rules, this column reports the potential number of options that become eligible for vesting or exercisable if performance is at the minimum level required for any options to become eligible for vesting or exercisable, except that, based on 2021 results, the PSOs granted on 2/15/2020, 2/15/2021 and 8/1/2021 are reported at the maximum level.

(4)	Time-Based Restricted Stock Units

Grant Date	Vesting Schedule
3/8/2018	Vested in four equal annual installments, the first of which vested on February 15, 2019.
2/15/2019
Vest in four equal annual installments, the first of which vested on February 15, 2020, except for Mr. Lawrence’s award of 9,247 RSUs, which vested in three equal annual installments, the first of which vested on February 15, 2020.

6/3/2020	Vest in four equal annual installments, the first of which vested on February 15, 2021.
6/5/2020	Vest in four equal annual installments, the first of which vested on June 5, 2021.
2/15/2021 9/1/2021	Vest in four equal annual installments, the first of which vested on February 15, 2022, except for Mr. Wood’s award of RSUs, which vested in full on February 15, 2022.
4/21/2021	Vest in four equal annual installments, the first of which will vest on April 21, 2022.
8/1/2021	Vest in four equal annual installments, the first of which will vest on August 1, 2022.

(5)	The market value of the restricted stock units reported in this column is based on the closing market price of our stock on December 31, 2021, which was $50.75.

Option Exercises and Stock Vested – 2021

The following table provides information on stock option exercises and vesting of stock awards for each NEO during 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ryan S. Napierski	34,000	806,240	10,985	538,440
Mark H. Lawrence	—	—	16,633	817,699
Connie Tang	—	—	—	—
Joseph Y. Chang	16,000	268,480	5,076	248,738
Chayce D. Clark	4,388	140,245	4,274	235,546
Ritch N. Wood	6,800	68,204	25,565	1,253,309
D. Matthew Dorny	118,358	2,022,299	5,076	248,738
Jeffrey C. Bettinger	14,900	334,312	6,687	288,936

(1)
Value realized on exercise of stock options is equal to the number of options exercised multiplied by the market value of our common stock at exercise less the exercise price, and is calculated before payment of any applicable withholding taxes and broker commissions.

(2)
Value realized on vesting of restricted stock units is equal to the number of restricted stock units vested multiplied by the market value of our common stock on the vesting date, and is calculated before payment of any applicable withholding taxes and broker commissions.

Nonqualified Deferred Compensation

Pursuant to our nonqualified Deferred Compensation Plan (the “DCP”), certain employees, including the NEOs, may elect to defer up to 80% of their base salary and up to 100% of cash incentive bonus (minus applicable withholding requirements) that otherwise would be payable in a calendar year. Deferral elections are made prior to the calendar year in which the deferred salary or bonus will be earned. In addition, the company makes contributions to the accounts of each Continuing NEO who has an account. Effective in 2021, the DCP was modified to provide a matching contribution by the company for individual contributions up to a maximum of 5% of base salary. We also generally make a discretionary contribution, which was reduced from the historical amount of 10% of salary to approximately 5% of salary due to the 5% matching contribution.

Earnings and losses on deferred base salary and bonus are based on market rates, mirroring the performance of investment funds that are available for participants to track under the DCP. All amounts a participant elects to defer, adjusted for earnings and losses thereon, are 100% vested for purposes of the DCP at all times. All amounts we contribute, adjusted for earnings and losses thereon, either vest 20% per year over five years (for contributions on or after January 1, 2021) or vest over a 20-year period that begins on the participant’s hire date (for contributions prior to 2021). This vesting schedule is subject to acceleration upon the occurrence of certain events, including the attainment of 60 years of age, death or disability as defined in the DCP, discretionary acceleration by the Committee, or, for contributions on or after January 1, 2021, the completion of at least 10 years of employment above a specified job level.

For participants who received company contributions prior to January 1, 2015, the DCP also provides a death benefit that will pay, upon a participant’s death prior to the commencement of benefit payments, an amount equal to the participant’s deferrals, adjusted for earnings and losses thereon, plus the greater of (i) the vested portion of company contributions, adjusted for earnings and losses thereon, or (ii) five times such participant’s average base salary for the previous three years. All distributions under the DCP are payable in cash (except for restricted stock units, which were previously permitted to be deferred and are payable in stock), and the participant may elect either a lump sum payment or monthly, quarterly, or annual installments over a maximum of 15 years.

The following table shows the investment funds that are available for participants to track under the DCP and their annual rates of return for the fiscal year ended December 31, 2021, as reported by the administrator of the DCP.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Century VP Inflation Protection - Class I Shares	6.61%	LVIP Delaware Bond - Standard Class	-1.80%
American Funds Global Growth - Class 2	16.42%	LVIP Delaware Value - Standard Class	22.42%
American Funds Global Small Capitalization - Class 2	6.74%	LVIP SSgA Mid-Cap Index - Standard Class	24.37%
American Funds IS Capital World Growth & Income - Class 2	14.78%	MFS VIT Utilities Series - Initial Class	14.09%
Delaware VIP Small Cap Value Series - Standard Class	34.42%	MFS VIT Value - Initial Class	25.45%
DWS VIT Small Cap Index VIP - Class A	14.50%	Nu Skin Enterprises Inc. Restricted Stock Units	-4.34%
Fidelity VIP Int’l Capital Appreciation - Service Class 2	12.11%	Putnam VT High Yield - Class IA	5.20%
Great-West Aggressive Profile - Investor Class	19.49%	Putnam VT International Value - Class IA	15.28%
Great-West Conservative Profile - Investor Class	6.35%	T. Rowe Price Blue Chip Growth	17.62%
Great-West Gov’t Money Market - Instl Shares	0.01%	Van Eck VIP Emerging Markets - Initial Class	-11.87%
Great-West Moderate Profile - Investor Class	11.98%	Vanguard VIF Equity Index	28.55%
Great-West Moderately Aggressive Profile - Investor Class	14.25%	Vanguard VIF Growth	17.86%
Great-West Moderately Conservative Profile - Investor Class	9.13%	Vanguard VIF Real Estate Index	40.21%
Great-West T. Rowe Price Mid Cap Growth - Investor Class	14.83%	Vanguard VIF Short-Term Investment-Grade	-0.45%
Janus Henderson VIT Mid Cap Value - Instl Shares	19.73%	Vanguard VIF Small Company Growth	14.22%
American Century VP Inflation Protection - Class I Shares	6.61%	LVIP Delaware Bond - Standard Class	-1.80%

Nonqualified Deferred Compensation – 2021

The following table provides information on each NEO’s account under our nonqualified Deferred Compensation Plan for the year 2021.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE ($)(1)
Ryan S. Napierski	94,148	76,143	764,166	—	6,546,465
Mark H. Lawrence	26,779	54,044	46,062	—	430,286
Connie Tang	—	—	—	—	—
Joseph Y. Chang	36,456	67,236	1,487,146	(158,464)	11,261,130
Chayce D. Clark	33,900	34,260	42,918	—	258,446
Ritch N. Wood	41,649	84,149	294,282	—	2,164,473
D. Matthew Dorny	209,268	37,375	196,915	—	3,063,348
Jeffrey C. Bettinger	15,719	—	10,805	—	93,487

(1)
Executive and registrant contribution amounts are and have been reflected in the 2021 Summary Compensation Table and prior years’ summary compensation tables, as applicable. Aggregate earnings are not reflected in the 2021 Summary Compensation Table and were not reflected in prior years’ summary compensation tables.

Potential Payments Upon Termination or Change in Control

The information in the table below describes the compensation that would become payable under existing plans and arrangements if each NEO’s employment had terminated on December 31, 2021, given each NEO’s compensation and service level as of such date and, if applicable, based on our closing stock price on that date. Except as indicated in the footnotes below, all amounts would be payable as a lump sum upon termination, except deferred compensation, which may be payable as a lump sum or in installments at the election of the NEO. These benefits are in addition to benefits available generally to salaried employees, such as disability benefits and distributions under our 401(k) plan.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price, our financial performance, and the NEO’s age and tenure with our company.

This table does not include Mr. Bettinger, who resigned during 2021. Mr. Bettinger received a cash severance payment of $345,000 upon termination of his employment. In addition, as previously disclosed, Mr. Wood retired as our CEO on September 1, 2021 and, as planned, remained with our company in the position of Senior Advisor through March 1, 2022. He did not receive a severance payment upon termination of his employment on March 1, 2022.  Both Mr. Bettinger’s and Mr. Wood’s unvested equity awards were canceled upon their termination of employment in accordance with the original terms of the awards.

Name	Voluntary Termination ($)	Involuntary Termination for Cause ($)	Involuntary Termination Not for Cause ($)	Termination (Including Constructive Termination) in Connection with Change in Control ($)	Death ($)(1)	Disability ($)
Ryan S. Napierski
Severance(2)	675,000	—	1,898,758	4,014,091	548,758	773,758
Equity(3)	—	—	—	2,936,314	—	—
Deferred Compensation(4)	6,491,589	6,491,589	6,491,589	6,491,589	8,952,181	6,491,589
Health Benefits(5)	—	—	23,156	23,156	—	—
Total	7,166,589	6,491,589	8,413,503	13,465,151	9,500,939	7,265,347

Mark H. Lawrence
Severance(2)	431,250	—	991,756	1,756,881	273,006	416,756
Equity(3)	—	—	—	2,628,952	—	—
Deferred Compensation(4)	117,015	117,015	117,015	117,015	430,286	430,286
Health Benefits(5)	—	—	23,523	23,523	—	—
Total	548,265	117,015	1,132,294	4,526,371	703,292	847,042

Connie Tang
Severance(2)	442,500	—	866,420	1,477,636	128,920	276,420
Equity(3)	—	—	—	933,597	—	—
Deferred Compensation(4)	—	—	—	—	—	—
Health Benefits(5)	—	—	24,504	24,504	—	—
Total	442,500	—	890,924	2,435,737	128,920	276,420

Joseph Y. Chang
Severance(2)	1,376,250	—	2,057,330	2,999,205	338,580	509,830
Equity(3)	—	—	—	1,556,590	—	—
Deferred Compensation(4)	11,257,745	11,257,745	11,257,745	11,257,745	12,206,883	11,257,745
Health Benefits(5)	—	—	14,664	14,664	—	—
Total	12,633,995	11,257,745	13,329,738	15,828,203	12,545,463	11,767,575

Chayce D. Clark
Severance(2)	300,000	—	583,321	976,381	83,321	183,321
Equity(3)	—	—	—	907,609	—	—
Deferred Compensation(4)	117,498	117,498	117,498	117,498	258,446	258,446
Health Benefits(5)	—	—	23,308	23,308	—	—
Total	417,498	117,498	724,127	2,024,796	341,767	441,767

Ritch N. Wood
Severance(2)	—	—	—	—	—	—
Equity(3)	—	—	—	6,947,959	—	—
Deferred Compensation(4)	2,164,473	2,164,473	2,164,473	2,164,473	4,784,012	2,164,473
Health Benefits(5)	—	—	—	—	—	—
Total	2,164,473	2,164,473	2,164,473	9,112,433	4,784,012	2,164,473

D. Matthew Dorny
Severance(2)	—	—	—	—	—	—
Equity(3)	—	—	—	1,539,949	—	—
Deferred Compensation(4)	2,935,330	2,935,330	2,935,330	2,935,330	4,000,692	2,935,330
Health Benefits(5)	—	—	—	—	—	—
Total	2,935,330	2,935,330	2,935,330	4,475,279	4,000,692	2,935,330

(1)
The amounts reported in this column do not include the proceeds payable on death from term life insurance policies for which we pay the premiums. The term life insurance coverage amounts as of December 31, 2021 were $1 million for Messrs. Napierski, Lawrence, Chang, Wood and Ms. Tang; $800,000 for Mr. Clark; and $500,000 for Mr. Dorny.

(2)
Our Executive Severance Policy applies to all of the Continuing NEOs. It does not apply to Messrs. Wood or Dorny because they stepped down from their executive officer positions during 2021. This policy provides for the following termination payments in addition to salary and benefits earned prior to termination, provided that the NEO complies with certain non-competition and other obligations:

(a)	Voluntary termination:

(i) A lump sum equal to 75% of annual salary if the Company elects, in its sole discretion, to enforce the non-competition obligations in the NEO’s Key Employee Covenants Agreement.

(b)	Involuntary termination not for cause (including constructive termination):

(i) The pro-rata portion of the NEO’s earned bonus, if any, for any outstanding bonus cycle, payable at the same time as bonuses are paid to other executive officers; and

(ii) A lump sum equal to a multiplier (of 1.5 for the CEO; 1.25 for other NEOs) times annual salary.

(c)	Termination (including constructive termination) in connection with a change in control:

(i) The pro-rata portion of the NEO’s earned bonus, if any, for any outstanding bonus cycle, payable at the same time as bonuses are paid to other executive officers; and

(ii) A lump sum equal to a multiplier (of 2 for the CEO; 1.5 for other NEOs) times the sum of annual salary and target bonus.

(d)	Termination upon death or disability:

(i) The pro-rata portion of the NEO’s earned bonus, if any, for any outstanding bonus cycle, payable on the date that bonuses are normally paid; and

(ii) Salary continuation for up to 90 days in certain circumstances related to a disability.

In addition, Mr. Chang’s employment agreement provides that, if his employment terminates pursuant to any of the circumstances outlined above in this footnote 2, other than for death or disability, Mr. Chang will be entitled to a four-year consulting agreement with us for $287,500 per year (paid in equal monthly installments), less any severance payments that are paid to him during the year pursuant to the Executive Severance Policy.

(3)
Our equity award agreements generally provide that unvested awards will terminate upon the termination of employment. However, vesting (of the target amount, in the case of performance-based stock options) is accelerated upon the participant’s termination (including constructive termination) in connection with a change in control. Accordingly, the amounts in the equity category, in the case of performance-based stock option awards, are based on the difference between the $50.75 closing price of our stock on December 31, 2021 and the exercise price of the applicable award, multiplied by the target number of unvested options subject to the award. The amounts in the equity category in the case of time-based restricted stock units are based on the same closing price multiplied by the number of unvested restricted stock units subject to the applicable award.

(4)
The amounts reported for deferred compensation, other than for death and disability, reflect only the amounts deferred by the NEOs, the vested portion of amounts contributed by us and earnings on such amounts. We may, at our discretion, accelerate vesting of the unvested amounts contributed by us in the event of a change in control. If we were to accelerate vesting, the total amounts of deferred compensation payable to our NEOs would be as follows: Mr. Napierski – $6,491,589; Mr. Lawrence – $430,286; Ms. Tang – $0; Mr. Chang – $11,257,745; Mr. Clark – $258,446; Mr. Wood – $2,164,473; and Mr. Dorny – $2,935,330.

(5)
Our Executive Severance Policy entitles the Continuing NEOs to a lump sum equal to twelve months of health care continuation coverage upon involuntary termination not for cause (including constructive termination) and termination (including constructive termination) in connection with change in control. These payments are conditioned on the NEO’s compliance with certain non-competition and other obligations.

OTHER COMPENSATION INFORMATION

Equity Compensation Plan Information

The following table provides information as of December 31, 2021, about our Class A Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans (including individual arrangements):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,643,164(1)	$39.90(2)	3,643,164(3)
Equity compensation plans not approved by security holders	—	—	—
Total	3,643,164	$39.90	3,643,164

(1)
Consists of 2,758,297 options (538,250 time-based and 2,220,047 performance-based) and 884,867 restricted stock units (884,867 time-based and 0 performance-based). The performance-based awards are reported as the number of shares that become eligible for vesting or exercisable if performance is at the target level. The number of shares that are ultimately issued pursuant to the performance-based awards could vary from the amounts reported based on the degree to which the performance goals are achieved.

(2)	Excludes the impact of time-based and performance-based restricted stock units, which are exercised for no consideration. The weighted average remaining life of the options is 3.95 years.

(3)
Represents the number of shares available for future issuance under our Third Amended and Restated 2010 Omnibus Incentive Plan, under which we may grant awards relating to shares of Class A Common Stock including options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other share-based awards and performance awards. Options and stock appreciation rights are counted against the share reserve as one share for each option or stock appreciation right. Other awards are counted as 2.25 shares.

CEO Pay Ratio Information

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are disclosing the annual total compensation of the CEO, the median of the annual total compensation of all other employees, and the ratio of these two numbers (the “CEO pay ratio”), each as calculated pursuant to applicable rules and guidance. We also provide supplemental information and calculations to provide context regarding our global operations and unique features of our workforce.

CEO Compensation

Because Mr. Napierski began serving as our CEO in September 2021 and previously served as our President, we adjusted his 2021 total compensation, as reported in our Summary Compensation Table, for purposes of the pay ratio calculation. Specifically, we adjusted the components of his total compensation—salary, non-equity incentive plan compensation and a portion of his employee benefits—for which his higher, post-promotion amounts were not already reflected in his 2021 reported compensation of $4,731,970. These adjustments resulted in an annual total compensation amount of $4,948,520 for purposes of the pay ratio calculation.

Median Employee Compensation and CEO Pay Ratio Disclosure

As of December 31, 2021, our global employee population, including employees of our subsidiaries, consisted of 19,731 individuals. To identify the median employee, we used each employee’s annualized base pay plus target cash incentive as of December 31, 2021 (for Mainland China sales employees, described below, and employees of our manufacturing and packaging subsidiaries, this was calculated by annualizing their salary and bonus amounts for the last portion of the year, as those amounts are indicative of their recent activity), translated into U.S. dollars. With these amounts for all of our employees, we identified a median group of 101 employees. We then calculated the annual total compensation of each of these 101 employees using the same methodology that is required under SEC disclosure requirements for our NEOs’ compensation, and we identified the median employee from that population.

Our median employee is a sales employee in Mainland China whose 2021 annual compensation was $224, which yields a CEO pay ratio of 22,092:1. However, as discussed below, due to a unique feature of our employee population, we do not believe this ratio appropriately represents our company’s compensation practices.

Supplemental Information – Global Employee Population and Structure

The structure of our business model in Mainland China causes a unique and significant increasing impact on our CEO pay ratio. In all of our markets other than Mainland China, our sales force members are independent distributors rather than employees of our company. Because of restrictions on direct selling and multi-level commissions in Mainland China, we have implemented a business model for that market that is different from our business model in other markets. One of the differences is that our sales force in Mainland China includes not only independent sellers but also part-time sales employees.

Our Mainland China sales employees constitute a large proportion of our total employee base, and as a result, these employees have a significant impact on our CEO pay ratio. As of December 31, 2021, 15,206, or 77%, of our employees were Mainland China sales employees, compared to 4,525 other full- and part-time employees worldwide. Like all members of our sales force globally, our Mainland China sales employees devote as much or as little time and effort to their sales efforts as they desire, and their compensation varies significantly as a result.

Due to the impact of our Mainland China sales employees on our CEO pay ratio, we do not believe the required pay ratio disclosure, above, appropriately represents our company’s compensation practices. To better allow stakeholders to evaluate our CEO’s compensation within the context of our company, we also disclose a ratio that excludes our Mainland China sales employees. Based on our 4,525 employees who are not Mainland China sales employees, our median employee is an account management professional in Hong Kong whose 2021 annual compensation was $30,108, resulting in a CEO pay ratio of 164:1.

We believe the compensation amounts and ratios provided above represent reasonable estimates calculated in accordance with SEC regulations and guidance. The SEC rules allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio for our company, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

PROPOSAL 2:
ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are requesting stockholder approval of a non-binding advisory resolution approving our NEOs’ compensation as disclosed in this proxy statement.

Compensation Objectives and 2021 Pay for Performance

The following objectives of our executive compensation program support our recommendation to approve the compensation of our NEOs:

−	Our program helps us to successfully recruit, motivate and retain experienced and talented executives.

−	We implement a pay-for-performance philosophy through the use of incentives that:

a.	Are tied to corporate and individual performance;

b.	Align the financial interests of our executives with those of our stockholders; and

c.	Are intended to drive superior stockholder value.

The compensation program, which is administered by our Compensation and Human Capital Committee (the “Committee”), is intended to align actual compensation payments to actual performance and to adjust upward during periods of strong performance and downward when performance is short of expectations.

Amidst a challenging year, we were encouraged with 4% year-over-year revenue growth in 2021 and 11% revenue growth compared to 2019, particularly considering the many COVID-related government restrictions, continued global uncertainty and ongoing transformation of our business. We generated strong demand for our two most recent products: our Beauty Focus™ Collagen+ skin care supplement and our ageLOC® Meta nutritional supplement that helps support metabolic health. Our U.S. Nu Skin business’s revenue grew 32% for the year on top of 37% in 2020, due in large part to ongoing adoption of our social selling model. Many of our Asian markets, including Mainland China, continue to be impacted by strict lockdowns and restrictions on in-person sales events and promotional activities. However, South Korea gained some traction with social commerce and revenue grew 9% due to an ageLOC Meta preview and continued demand for our ageLOC TR90® weight management product.

For 2022, we are focused on our transformation toward becoming the world’s leading integrated beauty and wellness company, powered by our dynamic affiliate opportunity platform. Our business strategy and the successes we achieved in 2021 reflect management’s strong motivation to achieve revenue growth. Our executive compensation program and the pay-for-performance incentives that are built into it are key drivers of management’s motivation.

−
2021 compensation was predominantly variable. Consistent with our commitment to pay for performance, our CEO’s 2021 target compensation consisted of 83% variable compensation (cash incentive bonus and equity awards) and 17% fixed compensation (salary and all other compensation). Our other Continuing NEOs’ target compensation was 70% variable and 30% fixed.

−
2021 equity awards were predominantly performance-based. The annual equity awards that were granted to our Continuing NEOs in 2021 also reflect our pay-for-performance philosophy. These equity awards were approximately 60% performance-based (based on grant date fair value). Going forward, the Committee generally plans to continue using an equity mix of approximately 60% performance-based awards.

Advisory Resolution

The Board of Directors recommends that stockholders approve the following advisory resolution:

RESOLVED, that the stockholders hereby approve the compensation of the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.

Although this advisory resolution is non-binding, the Board values input from stockholders. The Board will consider the voting results for this proposal in making future compensation decisions.

We currently intend to include a stockholder advisory resolution on our executive compensation program at our annual meeting of stockholders each year.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION APPROVING OUR EXECUTIVE COMPENSATION.

PROPOSAL 3:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee is also involved in the selection of the lead audit engagement partner whenever a rotational change is required, normally every five years.

PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm for the 2021 fiscal year. PwC has served in this capacity since the 1994 fiscal year, and the Audit Committee has selected PwC to serve in this capacity for the 2022 fiscal year. The Audit Committee believes that the continued retention of PwC as our independent registered public accounting firm for 2022 is in the best interests of our company and our stockholders. Before determining to retain PwC for 2022, the Audit Committee evaluated PwC’s performance and qualifications, considering such factors as technical competence, independence, adequacy of staffing the audit, quality and efficiency of services, expertise with our company and industry, reasonableness of fees, and quality and candor of communications. The Audit Committee also considered the potential impact a change in our auditors could have on our company and audit.

As a matter of good corporate governance, we are asking stockholders to ratify the selection of PwC as our independent registered public accounting firm for 2022. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees to Independent Registered Public Accountants

The following table presents approximate fees for professional services rendered by PwC for the audit of our annual financial statements for the 2020 and 2021 fiscal years and approximate fees billed for other services rendered by PwC during those periods.

	Fiscal 2021 ($)	Fiscal 2020 ($)
Audit Fees(1)	3,468,200	3,070,000
Audit-Related Fees(2)	18,500	23,000
Tax Fees(3)	1,404,100	1,577,000
All Other Fees(4)	1,000	3,000
Total	4,891,800	4,673,000

(1)
Audit Fees consist of fees billed or expected to be billed for the audit of annual financial statements, review of quarterly financial statements and services normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees for 2020 consist primarily of fees related to testing for acquisitions and the preparation of certain documents.

(3)
Tax Fees for 2021 consist of approximately $1,009,700 in fees for tax compliance work and $394,400 in fees for tax planning work. Tax Fees for 2020 consist of approximately $1,206,000 in fees for tax compliance work and $371,000 in fees for tax planning work.

(4)	All Other Fees consist of access fees to accounting, financial and disclosure resources.

Audit and Non-Audit Services Pre-Approval Policy

Under the Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. Under the policy, proposed services may be either pre-approved categorically within specified budgets (“general pre-approval”) or specifically pre-approved on a case-by-case basis (“specific pre-approval”). In approving any services by the independent registered public accounting firm, the Audit Committee will consider whether the performance of any such service would impair the independent registered public accounting firm’s independence. The policy also authorizes the Audit Committee chair to provide pre-approval for services, provided that she or he reports the pre-approval to the Audit Committee at its next scheduled meeting.

The Audit Committee must specifically pre-approve the terms and fees of each annual audit services engagement. All other Audit, Audit-Related, Tax, and All Other Services (each defined in the policy) may be generally pre-approved pursuant to projected categorical budgets. The Audit services subject to general pre-approval include such services as statutory audits or financial audits for subsidiaries or affiliates and services associated with SEC registration statements, periodic reports, and other documents filed with the SEC or other documents issued in connection with securities offerings. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm. Tax services include tax compliance, tax planning, and tax advice. All Other Services are those routine and recurring services that the Audit Committee believes will not impair the independence of our registered public accounting firm. The SEC prohibits our independent registered public accounting firm from performing certain non-audit services, and under no circumstances will the Audit Committee approve such services.

The Audit Committee will review the generally pre-approved services from time to time, at least annually. Any changes to budgeted amounts or proposed services will require specific pre-approval by the Audit Committee.

The Audit Committee approved the engagement of PwC to audit our 2021 consolidated financial statements before the engagement began, and in 2021, all of the Audit-Related, Tax and All Other services provided by PwC were approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

Audit Committee Report

The Audit Committee is responsible for monitoring our financial auditing, accounting, and financial reporting processes and our system of internal controls on behalf of the Board. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing an opinion thereon. The Audit Committee’s responsibility is to monitor these processes. In this context, the Audit Committee met and held discussions with management, our internal auditors and PwC. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year 2021 were prepared in accordance with generally accepted accounting principles.

The Audit Committee hereby reports as follows:

−
The Audit Committee has reviewed and discussed the audited consolidated financial statements and accompanying management’s discussion and analysis of financial condition and results of operations with our management and PwC. This discussion included PwC’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

−	The Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission.

−
PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC the accounting firm’s independence. The Audit Committee also considered whether non-audit services provided by PwC during the last fiscal year were compatible with maintaining the accounting firm’s independence.

−
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2021, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Edwina D. Woodbury, Chair
Emma S. Battle*
Daniel W. Campbell
Thomas R. Pisano

* Ms. Battle was a member of the Audit Committee at the time this Committee reviewed, discussed and recommended the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Review and Approval of Related-Person Transactions

Our Audit Committee Charter requires that the Audit Committee review related-person transactions that are significant in size and relevant to an understanding of our financial statements, and approve or reject such transactions. The Charter further requires the Audit Committee to review the policies and procedures utilized by management for the implementation of such transactions. The Charter provides that the Committee has delegated the review and approval or rejection of related-person employment matters to the Compensation and Human Capital Committee.

We have adopted a written policy and procedures with respect to related-person transactions, which include specific provisions for the approval of related-person transactions. Pursuant to this policy, related-person transactions include a transaction, arrangement or relationship in which we and certain enumerated related persons participate and the amount involved exceeds $25,000.

In the event that a related-person transaction is identified, it must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review the transaction, the transaction will be reviewed by the chair of our Audit Committee if the amount involved is less than $120,000, whereupon the chair of our Audit Committee will report to the Audit Committee the approval or disapproval of the transaction.

In reviewing and approving related-person transactions, the Audit Committee or its chair is required to consider all information that the Audit Committee or its chair believes to be reasonable in light of the circumstances. The Audit Committee or its chair, as the case may be, shall approve only those related-person transactions that are determined to be in, or not inconsistent with, our best interests and those of our stockholders, as the Audit Committee or its chair determines in good faith. No member of the Audit Committee shall participate in any review, consideration or approval of any related-person transaction with respect to which the member or any of his or her immediate family members has an interest.

Related-Person Transactions

Employee Family Members. During 2021, we paid employment compensation in excess of $120,000 to one relative of each of Steve Lund, Ritch Wood, and Ryan Napierski.

−	Eric Lund, the brother of Steve Lund, received approximately $149,000 in salary, bonuses, equity vestings and other compensation.

−
Ryan Wood, the brother of Ritch Wood, received approximately $545,000 in salary, bonuses, equity vestings/exercises and other compensation, and he was granted 1,721 restricted stock units and 2,259 performance-based stock options.

−
Cade Napierski, the brother of Ryan Napierski, received approximately $620,000 in salary, bonuses, equity vestings, expatriate benefits and other compensation, and he was granted 1,316 restricted stock units and 1,727 performance-based stock options.

These three individuals also participated in the employee benefit plans available generally to our employees. Mr. Wood terminated his employment during 2022. He received approximately $395,000 in salary, bonuses, equity vestings/exercises, severance and other compensation during 2022. His unvested equity awards terminated as of the date of his termination, and his severance payment was calculated in accordance with our typical practice for employees at Mr. Wood’s job level.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our Class A Common Stock as of April 5, 2022, except where the footnotes to the table indicate a different date. Unless otherwise indicated in the footnotes to the table, the stockholders listed have direct beneficial ownership and sole voting and investment power with respect to the shares beneficially owned. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 50,130,677 shares of Class A Common Stock outstanding on April 5, 2022 plus the number of shares of Class A Common Stock that such person or group had the right to acquire within 60 days after April 5, 2022.

Directors, Named Executive Officers, 5% Stockholders	Number of Shares(1)	Percent of Class
Ryan S. Napierski	379,132	*
Joseph Y. Chang(2)	280,245	*
Steven J. Lund(3)	222,145	*
Mark H. Lawrence	162,142	*
Daniel W. Campbell(4)	108,289	*
Andrew D. Lipman(5)	82,214	*
Thomas R. Pisano(6)	58,435	*
Zheqing (Simon) Shen	19,454	*
Edwina D. Woodbury(7)	16,985	*
Laura Nathanson	8,957	*
Chayce D. Clark	7,577	*
Connie Tang	4,599	*
Emma S. Battle	2,467	*
All directors and executive officers as a group (14 persons)	1,418,408	2.8%
Ritch N. Wood(8)	574,666	1.1%
D. Matthew Dorny	77,317	*
Jeffrey C. Bettinger	—	*
State Street Corporation(9)	6,280,258	12.5%
The Vanguard Group(10)	6,018,628	12.0%
BlackRock Inc.(11)	5,760,841	11.5%
Wellington Management Group LLP(12)	4,162,517	8.3%
Renaissance Technologies LLC(13)	2,612,396	5.2%

*	Less than 1%

(1)
Includes shares that the above individuals have the right to acquire within 60 days as follows: Mr. Napierski – 320,619; Mr. Chang – 196,669; Mr. Lund – 0; Mr. Lawrence – 134,192; Mr. Campbell – 12,467; Mr. Lipman – 12,467; Mr. Pisano – 7,467; Mr. Shen – 7,467; Ms. Woodbury – 7,467; Ms. Nathanson – 2,467; Mr. Clark – 5,821; Ms. Tang – 4,599; Ms. Battle – 2,467; all directors and executive officers as a group – 741,380; Mr. Wood – 554,756; and Mr. Dorny – 71,265.

(2)	Includes 78,068 shares held in a trust for which Mr. Chang’s spouse serves as trustee and for which Mr. Chang and his spouse are beneficiaries.

(3)
Includes 216,509 shares held by a family limited liability company for which Mr. and Mrs. Lund serve as co-managers and share voting and investment power. Also includes 5,636 shares held indirectly by Mr. and Mrs. Lund as co-trustees with respect to which they share voting and investment power.

(4)
Includes 9,046 shares that Mr. Campbell jointly owns with his spouse; 76,766 shares held in a trust for which Mr. Campbell’s spouse serves as trustee and for which Mr. Campbell, his spouse and descendants are beneficiaries; and 10,010 shares held by a family limited liability company owned and controlled by Mr. Campbell and his spouse.

(5)
Includes 36,479 shares that Mr. Lipman jointly owns with his spouse and 15,400 shares that are held in a revocable trust for which Mr. Lipman and his spouse act as co-trustees and share voting and investment power.

(6)	Includes 50,968 shares that Mr. Pisano jointly owns with his spouse.

(7)	In addition to the shares reported in the table above, Ms. Woodbury has elected to defer receipt of an additional 1,503 shares pursuant to the company’s Deferred Compensation Plan.

(8)	Includes 564 shares that Mr. Wood jointly owns with family members.

(9)
Based on a Schedule 13G filed by State Street Corporation and a related entity with the SEC on February 10, 2022 and disclosing ownership information as of January 31, 2022. According to the Schedule 13G, State Street Corporation has shared voting power for 6,167,332 shares and shared dispositive power for 6,280,258 shares, and SSGA Funds Management, Inc. has shared voting power for 4,278,802 shares and shared dispositive power for 4,289,407 shares. These totals include shares beneficially owned by SSGA Funds Management, Inc.; State Street Global Advisors Limited; State Street Global Advisors, Australia, Limited; State Street Global Advisors Asia Limited; State Street Global Advisors Europe Limited; and State Street Global Advisors Trust Company. The address of State Street Corporation and SSGA Funds Management, Inc. is State Street Financial Center, 1 Lincoln Street, Boston, MA 02111.

(10)
Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2022 and disclosing ownership information as of December 31, 2021. According to the Schedule 13G/A, The Vanguard Group has shared voting power for 68,905 shares, sole dispositive power for 5,907,436 shares, and shared dispositive power for 111,192 shares. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(11)
Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 27, 2022 and disclosing ownership information as of December 31, 2021. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power for 5,462,104 shares and sole dispositive power for 5,760,841 shares. These totals include shares beneficially owned by BlackRock Life Limited; BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; and BlackRock Fund Managers Ltd. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(12)
Based on a Schedule 13G/A filed by Wellington Management Group LLP and related entities with the SEC on February 4, 2022 and disclosing ownership information as of December 31, 2021. According to the Schedule 13G/A , Wellington Management Group LLP and related entities beneficially own shares as follows:

Entity	Shared Voting Power	Shared Dispositive Power	Aggregate Amount Beneficially Owned
Wellington Management Group LLP	3,647,916	4,162,517	4,162,517
Wellington Group Holdings LLP	3,647,916	4,162,517	4,162,517
Wellington Investment Advisors Holdings LLP	3,647,916	4,162,517	4,162,517
Wellington Management Company LLP	3,618,765	4,038,411	4,038,411

The address of these entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(13)
Based on a Schedule 13G/A filed by Renaissance Technologies LLC and a related entity with the SEC on February 11, 2022 and disclosing ownership information as of December 31, 2021. According to the Schedule 13G, both Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, as the majority owner of Renaissance Technologies LLC, have sole voting power for 2,612,396 shares and sole dispositive power for 2,612,396 shares. The address of both entities is 800 Third Avenue, New York, New York 10022.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2023 annual meeting, the written proposal must be received at our principal executive offices no later than the close of business on December 22, 2022. Proposals should be addressed to: Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. Such proposals also will need to comply with the requirements contained in our Bylaws and SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Any stockholder proposal, including any director nomination, that is not submitted for inclusion in our 2023 proxy statement under SEC regulations, but is instead sought to be presented directly at our 2023 annual meeting, must be received by the Corporate Secretary at the above address no later than January 21, 2023. However, if the date of our 2023 annual meeting is changed by more than 30 days from the one-year anniversary of our 2022 Annual Meeting, a stockholder’s notice must be received by our Corporate Secretary at the above address not later than the close of business on the later of (a) the 90th day before the 2023 annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. All notices must meet all information and other requirements contained in our Bylaws.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act no later than April 3, 2023. However, if the date of our 2023 annual meeting is changed by more than 30 days from the one-year anniversary of our 2022 Annual Meeting, a stockholder’s notice must be provided by the later of (a) 60 days prior to the date of the 2023 annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made by our company.

To obtain a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates, a stockholder may contact our Corporate Secretary at our headquarters, 75 West Center Street, Provo, Utah 84601.

HOUSEHOLDING

We may deliver a single notice of internet availability or set of proxy materials to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. To take advantage of this opportunity, the company and banks and brokerage firms that hold your shares may deliver only one notice of internet availability or set of proxy materials to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The company will deliver promptly, upon written or oral request, a separate copy of the notice of internet availability or set of proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate notice of internet availability or set of proxy materials, now or in the future, may obtain one, without charge, by addressing a request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601 or by calling (801) 345-1000. Stockholders of record sharing an address who are receiving multiple copies of these materials and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the company’s shares and wish to receive only one copy of the notice of internet availability or set of proxy materials in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company’s current expectations and beliefs. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws and include, but are not limited to, statements of management’s expectations regarding the company’s strategies, initiatives, areas of focus, business model, digital tools, social media and social commerce businesses and growth, as well as statements regarding future compensation decisions and performance. In some cases, you can identify these statements by forward-looking words such as “believe,” “expect,” “anticipate,” “determine,” “estimate,” “intend,” “plan,” “goal,” “objective,” “targets,” “become,” “likely,” “will,” “would,” “could,” “may,” “might,” the negative of these words and other similar words. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, political, legal, tax, regulatory and public-health uncertainties; adverse publicity; any failure of current or planned initiatives or products to generate interest among the company’s sales force and customers and generate sponsoring and selling activities on a sustained basis; and the possibility that management or the Compensation and Human Capital Committee could decide not to follow the company’s compensation program as described in the Compensation Discussion and Analysis. The company’s performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the SEC. The forward-looking statements set forth the company’s beliefs as of the date that such information was first provided, and the company assumes no duty to update the forward-looking statements contained in this proxy statement to reflect any change except as required by law.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If you return your signed and completed proxy card or vote by telephone or on the internet and other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, the persons named in the enclosed proxy will have discretionary authority to vote for you on such matters in accordance with their best judgment, acting together or separately.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission, without exhibits, may be obtained by stockholders without charge by written request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. A copy of the Annual Report on Form 10-K is also available on our Investor Relations website at ir.nuskin.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.

By Order of the Board of Directors,

STEVEN J. LUND
Chairman of the Board
Provo, Utah
April 12, 2022

FORM OF PROXY CARD

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET/MOBILE – www.proxypush.com/NUS Use the Internet to vote your proxy until 11:59 p.m. (CT) on June 1, 2022. (PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on June 1, 2022. *MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by June 1, 2022. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Please fold here – Do not separate  The Board of Directors recommends a vote FOR each director nominee listed in Proposal 1, and FOR Proposals 2 and 3. 1.Election of directors: FORAGAINSTABSTAINFORAGAINSTABSTAIN a.Emma S. Battle■■■f.Laura Nathanson■■■ b.Daniel W. Campbell■■■g.Thomas R. Pisano■■■ c.Andrew D. Lipman■■■h.Zheqing (Simon) Shen■■■ d.Steven J. Lund■■■i.Edwina D. Woodbury■■■ e.Ryan S. Napierski■■■ 2.Advisory approval of our executive compensation■For■Against■Abstain 3.Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022■For■Against■Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: ■Date Signature(s) in Box Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Nu Skin Enterprises, Inc. ANNUAL MEETING OF STOCKHOLDERS Thursday, June 2, 2022 11:00 a.m., Mountain Daylight Time In light of public health considerations due to the COVID-19 pandemic, we have decided to hold a Virtual Annual Meeting, with attendance via live audio webcast. You will not be able to attend the Annual Meeting in person. To register for the virtual meeting along with voting your shares, please follow the instructions below: • Visit register.proxypush.com/NUS on your smartphone, tablet or computer. • As a stockholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card. • After registering, you will receive a confirmation email and an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting. proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 2, 2022. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” each director nominee listed in Proposal 1 and “FOR” Proposals 2 and 3. The proxy will be voted in the proxy holders’ discretion with respect to any other matters that may properly come before the meeting. By signing the proxy, you revoke all prior proxies and appoint Ryan S. Napierski and Mark H. Lawrence, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side, and as more fully described in the proxy statement, and on any other matters which may come before the Annual Meeting and all adjournments or postponements thereof. This proxy shall also be valid at the Annual Meeting if the Annual Meeting’s date, time or location is changed. See reverse for voting instructions.